Exhibit 10.4

[****] = Certain confidential information contained in this document has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Execution Version

AMENDED AND RESTATED KNOW-HOW

LICENSE AND SUPPLY AGREEMENT

by and between

JANSSEN PHARMACEUTICALS, INC.

And

NORDMARK ARZNEIMITTEL GMBH & CO. KG

i

	TABLE OF CONTENTS
	(continued)
			Page

13.	INDEMNIFICATION; LIMITATION OF LIABILITY		32

	13.1	Janssen Indemnification	32
	13.2	Nordmark Indemnification	32
	13.3	Indemnitee Obligations	33
	13.4	Limitation of Liability and Indemnification Obligation	33
	13.5	Waiver of Subrogation	35
	13.6	Waiver of Recovery	35
	13.7	Limitation of Nordmark Liability in Relation to (I) Importation, Marketing, Promotion and Sale of the Contracted Products, and Filing and Maintenance of the Marketing Authorizations, and (II) Subcontractors and Suppliers	35

14.	INSURANCE		36

	14.1	Insurance	36
	14.2	No Limitation	36

15.	CONFIDENTIALITY		36

16.	TERM AND TERMINATION		38

	16.1	Initial Term	38
	16.2	Termination for Breach	38
	16.3	Janssen Termination	40
	16.4	Termination due to Termination or Expiration of the Allergan-Janssen License Agreement or the CSA	40
	16.5	Temrination due to Insolvency	40
	16.6	Effects of Termination	41
	16.7	No Partial Termination	42

17.	Regulatory		43

	17.1	Regulatory Approvals	43
	17.2	Regulatory Authority Inspections	43

18.	FORCE MAJEURE; DISASTER RECOVERY		44

	18.1	Force Majeure	44
	18.2	Disaster Recovery	44

19.	NOTICES		44

20.	FOREIGN CORRUPT PRACTICES ACT		45

	20.1	Foreign Corrupt Practices Act	45

AMENDED AND RESTATED KNOW-HOW LICENSE AND SUPPLY AGREEMENT

This Amended and Restated Know-How License and Supply Agreement (“Agreement”) is made effective as of the 3rd day of November, 2017 (“Effective Date”) by and between Janssen Pharmaceuticals, Inc., a corporation formed under the laws of Pennsylvania with offices at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08650 (“Janssen”), and Nordmark Arzneimittel GmbH & Co. KG, a company incorporated under the laws of Germany, with offices at Pinnauallee 4, 25436 Uetersen, Germany (“Nordmark”). Janssen and Nordmark may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Knoll AG, located in Ludwigshafen, Germany (“Knoll”) and McNeilab, Inc. (“McNeilab”), located in Spring House, Pennsylvania 19477, predecessor in interest to Janssen, entered into a Know-How License and Supply Agreement effective July 15, 1987, regarding supply of the pharmaceutical product containing Pancrelipase, as amended by the Amendment to Know-How License and Supply Agreement between Knoll and McNeilab dated July 8, 1988, (collectively, the “Prior Agreement”);

WHEREAS, in 1975 BASF AG (“BASF”) acquired Knoll, located in Ludwigshafen, Germany, and Knoll became a wholly owned subsidiary of BASF;

WHEREAS, prior to January 1, 1997, Nordmark Arzneimittel GmbH was a wholly owned subsidiary of Knoll;

WHEREAS, on January 1, 1997, Nordmark Arzneimittel GmbH was liquidated and became Knoll’s production site, Uetersen (“Site Uetersen”);

WHEREAS, prior to [****] and/or [****] and/or [****] had developed know-how related to the [****];

WHEREAS, effective March 1, 2001, Abbott Laboratories acquired Knoll;

WHEREAS, simultaneously to Abbott Laboratories acquiring Knoll, and effective March 1, 2001, Site Uetersen was spun off in a management buy-out as the separate and independent company Nordmark;

WHEREAS, prior to Abbott Laboratories acquiring Knoll, Knoll had requested Janssen’s agreement to transfer the Prior Agreement including all its rights and obligations to newly formed Nordmark and did receive written confirmation for such transfer from Janssen on March 21, 2001 (“Assignment Letter” as attached in Exhibit A);

WHEREAS, in such [****] and [****] agreed in writing that [****] shall remain entitled [****];

WHEREAS, after [****] but prior to the [****] developed and generated [****];

WHEREAS, after [****] but prior to the [****] developed and introduced [****];

WHEREAS, on [****] and [****] signed an agreement [****] in order to clarify [****] shall be construed to have caused the [****] including, but not limited to, [****]; provided, however, that [****] remains entitled to [****];

WHEREAS, on April 12, 2010, the FDA (as defined below) approved NDA-22523, submitted by Janssen, for the use of PANCREAZE (pancrelipase) Delayed-Release Capsules for the treatment of exocrine pancreatic insufficiency due to cystic fibrosis or other conditions in the USA (as defined below);

WHEREAS, in such approval, the FDA deferred requirement for development by Janssen of an age appropriate formulation for PANCREAZE (pancrelipase) Delayed-Release Capsules to allow for dosing to the youngest, lowest weight pediatric patients, including infants;

WHEREAS, [****] and [****] entered into a [****] regarding the use of [****] in the development of [****];

WHEREAS, [****] and [****] entered into a [****] regarding services related to the development of [****];

WHEREAS, on March 7, 2014, the FDA approved Janssen’s sNDA for Pancreaze 2600 which is an age appropriate formulation for PANCREAZE (pancrelipase) Delayed-Release Capsules to allow for dosing to the youngest, lowest weight pediatric patients, including infants;

WHEREAS, patents and patent applications of Allergan Pharmaceuticals International Ltd, Allergan plc and/or any of their Affiliates (collectively, “Allergan”) related to Pancrelipase and Products (as defined below) were granted and/or filed to/by Allergan and/or claim a priority date prior to October 1, 2015 in the USA and the rest of the world (the “Allergan Patents”);

WHEREAS, on October 1, 2015 Allergan and Janssen concluded a certain license agreement (the “Allergan-Janssen License Agreement”), according to which Janssen has the right under the Licensed Patents (as such term is defined in the Allergan-Janssen License Agreement) (i) to Manufacture and to have Manufactured Licensed Products (as such term is defined in the Allergan-Janssen License Agreement) outside the USA and Canada solely for importation, use and sale in the USA and Canada, and (ii) to Manufacture, use, offer for sale, import and/or sell Licensed Products (as such term is defined in the Allergan-Janssen License Agreement) in the USA and Canada;

WHEREAS, on October 1, 2015 Allergan and Nordmark concluded a certain cooperation and settlement agreement (the “CSA”), pursuant to which [****] and [****] and its Affiliates and any Third Party to which [****] transfer, assign, sell, out-license or otherwise grant fully or partly certain [****], supply [****] and/or import for the benefit of [****], (ii) to generate and supply [****] in the rest of the world such [****],

WHEREAS, the CSA also provides that, until the earlier of the expiration of the last of the Allergan Patents or the termination of the Allergan-Janssen License Agreement, Allergan grants (amongst others) Nordmark and its Affiliates, Legal Successors (as defined below) and Partial Successors (as defined below) a license under the Allergan Patents (i) to sell to [****], supply to [****] and/or import for the benefit of [****], (ii) to generate and supply [****] in the rest of the world such [****] (together the “Allergan-Nordmark License”);

WHEREAS, to facilitate Janssen’s (i) satisfaction of a FDA imposed post-marketing requirement for a new pediatric dosage formulation under 21 USC § 355(c) of its pancrelipase-containing drug product and subsequent commercialization of such formulation and (ii) subsequent reformulation and commercialization of currently commercialized PANCREAZE® products, Janssen desires to obtain from Nordmark, and Nordmark is willing to grant to Janssen, certain exclusive (as set forth in Section 2.1) rights under the Licensed Know-How (as defined below), and Janssen desires to purchase from Nordmark and Nordmark is willing to sell to Janssen the Contracted Products (as defined below), and the terms and conditions set forth herein;

WHEREAS, Nordmark is in the business of making and selling the Contracted Products, and Janssen would like to purchase the Contracted Products from Nordmark pursuant to the terms of this Agreement; and

WHEREAS, Nordmark and Janssen now desire to enter into this Agreement in order to amend and restate the Prior Agreement as set forth herein and provide for the supply of the Contracted Products pursuant to the terms and conditions set forth herein.

NOW,  THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.         DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

[****]

 “Acceptance” has the meaning set forth in Section 8.2.

“Achievement Date” has the meaning set forth in Section 6.2.

“Advanced Product” means any Product that cumulatively fulfills all of the following conditions:

[****]

“Advanced Supply Prices” has the meaning set forth in Section 6.2.

“Affiliate” of a Party hereto means any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest) or has the right to control and direct the management of the entity.

“Agreement” has the meaning set forth in the Recitals.

“Allergan” has the meaning set forth in the Recitals.

“Allergan-Janssen License Agreement” has the meaning set forth in the Recitals.

“Allergan-Nordmark License” has the meaning set forth in the Recitals.

“Allergan Patents” has the meaning set forth in the Recitals.

“Annual Maximum Order Quantity” has the meaning set forth in Section 4.1(c).

“Annual Minimum Order Quantity” has the meaning set forth in Section 3.3.

“Annual Product Review” has the meaning set forth in Section 9.6.

“Anti-Corruption Laws” has the meaning set forth in Section 20.1.

“API” means active pharmaceutical ingredient.

“Apparent Defect” has the meaning set forth in Section 8.2.1.

“Assignment Letter” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in Section 16.5.

“Base Prices” has the meaning set forth in Exhibit F.

“BASF” has the meaning set forth in the Recitals.

“Batch” means a specific quantity of any Contracted Product comprising a number of Units (as defined below) mutually agreed upon between the Parties, and that (i) is intended to have uniform character and comply to Quality (as defined below), and (ii) is Manufactured according to a single Purchase Order (as defined below) during the same cycle of Manufacturing.

“Bulk Product” means drug product in the pharmaceutical form of capsules filled with MFT (as defined below) and as set forth in Exhibit C and Exhibit D.

“Business Day” means a day other than a Saturday, Sunday or a day on which banks in the USA or Germany are authorized or obligated by Law to close.

“Calendar Month” means a financial month based on the J&J Universal Calendar (the “J&J Universal Calendar”), a copy of which for the year 2017 is attached as Exhibit K and a copy of which prior to the beginning of each such year for succeeding years shall be provided to Nordmark); provided,  however, that (i) the first Calendar Month under this Agreement shall extend from the Effective Date until the last day of the first Calendar Month of the Term (as defined below) and (ii) the last Calendar Month under this Agreement shall extend from the first day of such Calendar Month until the last day of the Term.

“Calendar Quarter” means a financial quarter based on the J&J Universal Calendar (the “J&J Universal Calendar”); provided,  however, that (i) the first Calendar Quarter under this

Agreement shall extend from the Effective Date until the last day of the first Calendar Quarter of the Term (as defined below) and (ii) the last Calendar Quarter under this Agreement shall extend from the first day of such Calendar Quarter until the last day of the Term.

“Calendar Year” means a calendar year based on the J&J Universal Calendar; provided,  however, that (i) the first Calendar Year under this Agreement shall extend from the Effective Date until the last day of the first Calendar Year of the Term (as defined below) (ii) the last Calendar Year under this Agreement shall extend from the first day of such Calendar Year until the last day of the Term.

“Certificate of Analysis” means a document identified as such, signed or released by a Person qualified to sign or release such document in accordance with cGMP (as defined below) and provided by Nordmark to Janssen in respect of the applicable Contracted Product that sets forth the analytical test results for each specified Contracted Product against the applicable Product Specification (as defined below) delivered to Janssen under this Agreement.

“Certificate of Compliance” means a document identified as such, signed or released by a Person qualified to sign or release such document in accordance with cGMP and provided by Nordmark to Janssen in respect of the applicable Contracted Product that sets forth the conformity of (i) such Contracted Product with the applicable Marketing Authorization (as defined below) for such Contracted Product as provided for by Janssen to Nordmark according to EU GMP Guide Part I Annex 16; and (ii) of the Manufacture of such Contracted Product with cGMP.

“Compound” means Pancrelipase [****].

“Concerned Party” has the meaning set forth in Section 22.1.

“Confidential Information” means all information, data and/or know-how that relates to any Contracted Product or the technology, marketing strategies or business of the disclosing Party or its Affiliates (whether disclosed prior to or subsequent to the Effective Date, and whether disclosed in writing, electronically, orally, visually or by any other means) and that is disclosed in connection with this Agreement by either Party (or any of its Affiliates), including Janssen Confidential Information and Nordmark Confidential Information (as defined below), as applicable. For clarity, Confidential Information shall include all confidential information protected under Section 6.9 of the Prior Agreement.

“Contracted Products” means all Legacy Products and all Advanced Products.

“Costs” shall mean:

•     costs for (i) [****] and (ii) [****]

•     costs of any [****] as follows: costs (i) [****], (ii) [****], (iii) [****], (iv) [****], (v) [****],  (vi) [****] and

•     costs for [****].

[****]

[****]

“Covered Matters” means such matters that may be resolved by an Expert or Expert Panel in the event the Parties are unable to reach a resolution, as explicitly set forth in Sections 4.4, 6.3, 8.2.3, 8.4, 10.1.2, 10.2, 16.6.1, 16.6.4 and 16.6.5 in accordance with a mechanism as set forth in Section 22.

[****]

“CSA” has the meaning set forth in the Recitals.

“Current Good Manufacturing Practices” or “cGMP” means (i) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR §§ 210 and 211), in effect at any time during the Term of this Agreement, for the Manufacturing and testing of pharmaceutical materials as applied solely to Contracted Products; and (ii) the corresponding requirements of each applicable Regulatory Authority (as defined below).

“Defect” means any deviation of any Contracted Product from Quality and “Defective” shall have a corresponding meaning. The Parties expressly agree that the Contracted Product shall not be considered to have a Defect (or to be Defective) for the purposes of this Agreement, if the Contracted Product has been Manufactured and tested in full compliance with Quality.

“Delivery Date” means the date that a Contracted Product is made available by Nordmark for pick-up by a common carrier designated by Janssen.

“DMF” means the Drug Master File for Compound owned, held and as filed by Nordmark or its Affiliates with (i) the FDA in the USA (US-DMF-7090) and (ii) Health Canada (as defined below) in Canada (DMF 2013-089).

“Effective Date” has the meaning set forth in the Recitals. “EFT” means electronic funds transfer.

“Expert” has the meaning set forth in Section 22.2.

“Expert Panel” has the meaning set forth in Section 22.3.

“Facility” means Nordmark’s facility located at Pinnauallee 4, 25436 Uetersen, Germany and, subject to Janssen’s prior written approval, such other facilities used by Nordmark in the Manufacture, packaging and storage of any Contracted Product or Raw Materials (as defined below).

“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

“Firm Period” has the meaning set forth in Section 4.1(a).

“Force Majeure Event” has the meaning set forth in Section 18.1.

“Governing Law” has the meaning set forth in Section 21.1.

“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of any government in the Territory and Germany.

“Health Canada” means the Canadian federal government department established pursuant to the Department of Health Act (Canada), as amended, or any successor entity thereto.

“Initial Term” has the meaning set forth in Section 16.1.

“Insurance Year” means the Calendar Year.

“Insured Incident” means any damage or indemnification claim made against Nordmark in writing by Janssen or any Third Party for Costs [****].

“Intellectual Property Rights” has the meaning set forth in Section 2.4.

“Intermediate Product” means MFT and as set forth in Exhibit C and Exhibit D.

“[****] Release Limit” has the meaning set forth in Section 8.5.

“Janssen” has the meaning set forth in the Recitals.

“Janssen Confidential Information” has the meaning set forth in Section 15.2.

[****]

“Janssen Successors” has the meaning set forth in the Recitals.

“Janssen Trademarks” means the proprietary mark(s) for Contracted Products owned by Janssen or one of its Affiliates set forth in Exhibit L.

“J&J Universal Calendar” has the meaning set forth in the definition of Calendar Month.

“Knoll” has the meaning set forth in the Recitals.

“Know-How License” has the meaning set forth in Section 2.1.

“Late Delivery” has the meaning set forth in Section 7.6.

“Latent Defect” has the meaning set forth in Section 8.3.

“Law” means any and all laws, statutes, regulations, rules, directives, orders, judgments, injunctions, ordinances or other binding requirements of any kind having the effect of law promulgated by any Governmental Authority within the applicable jurisdiction (including cGMP, any binding Regulatory Authority guidance documents pertaining to manufacturing and quality control practice) and any legal obligation to a Governmental Authority to which either Party is subject (e.g. a corporate integrity agreement or settlement agreement with a Governmental Authority).

“Lead Time” means a time period of [****] in advance of any requested Delivery Date, by which a Purchase Order must be placed by Janssen to Nordmark for Nordmark to be obliged to deliver any Contracted Product by such Delivery Date under this Agreement.

“Legacy Product” means any Product that is not an Advanced Product that cumulatively fulfills all of the following conditions:

[****]

“Legacy Supply Prices” has the meaning set forth in Section 6.1.

“Legal Successor” shall mean, with respect to a Party: (a) any Third Party which, always and in each case subject to the terms of Section 23, acquires, is assigned or otherwise receives after the Effective Date all of a Party’s right, title and interest to its business related to the Contracted Products, as applicable, worldwide; (b) any Third Party (or group of Third Parties acting in concert) which acquires or otherwise becomes the beneficial owner of all of the equity or voting interests of such Party after the Effective Date; and (c) any entity resulting from such Party consolidating with or merging into another corporation or entity after the Effective Date, or from any other corporation or entity consolidating with or merging into such Party after the Effective Date, in the case of each of (a) through (c) above irrespective whether by law or by contract and irrespective by which kind of transaction or legal form.

[****]

“Licensed Know-How”  [****].

“Licensed Know-How Fee”  [****].

“Manufacture” means all activities related to the manufacturing of any Contracted Product, or Compound including: manufacturing for clinical use or commercial sale; in-process and finished Contracted Product testing, fill/finish, labeling and packaging; release of any Contracted Product; quality assurance activities related to manufacturing and release of any Contracted Product; ongoing stability tests; and regulatory activities related to any of the foregoing. Each of Manufacturing and Manufactured shall have a corresponding meaning.

“Marketing Authorization” means marketing authorization for any Contracted Product owned, held and as filed by Janssen or its Affiliates with (i) the FDA in the USA, and (ii) Health Canada in Canada by Janssen or its Affiliates or the equivalent filings in any other country outside of the USA.

“Master Batch Record” means a formal set of instructions for the Manufacturing of each Contracted Product to be Manufactured hereunder.

“McNeilab” has the meaning set forth in the Recitals.

“MFT” means drug product in the pharmaceutical form of microfilm tablets.

[****]

[****]

“MSA” has the meaning set forth in the Recitals.

“New Nordmark Know-How” means all proprietary or confidential verbal and written information owned by Nordmark concerning the Contracted Products [****].

“Non-Binding Period” has the meaning set forth in Section 4.1(a).

“Non-Force Majeure Party” has the meaning set forth in Section 18.1.

“Nordmark” has the meaning set forth in the Recitals.

“Nordmark Confidential Information” has the meaning set forth in Section 15.1.

“Nordmark Liability Caps” means: (i) with respect to Costs for destruction and replacement of Contracted Product, in particular – but not limited to costs for transportation of replacement Contracted Product, the lesser of [****] Euros per Insured Incident and [****] Euros per Insurance Year; (ii) with respect to Costs of a Recall, the lesser of [****] Euros per Insured Incident and [****] Euros per Insurance Year; and (iii) with respect to Costs for claims for personal injury or death, the lesser of [****] Euros per Insured Incident and [****] Euros per Insurance Year; provided, however, that the foregoing shall not limit Nordmark’s liability under this Agreement for liabilities arising from (i) fraud, fraudulent misrepresentation or willful misconduct (“Vorsatz”) by Nordmark or (ii) Nordmark’s internal or external expenses in respect of the Manufacture of replacement Contracted Products (other than with respect to Costs for destruction and transportation as expressly described above).

“Nordmark Property” has the meaning set forth in Section 13.6.

“Nordmark SOPs” means Nordmark’s standard operating procedures.

[****]

“Pancrelipase” means the API extracted from porcine pancreas including one or more of protease, amylase and lipase, and can be in the form of, but not limited to pancreatin powder Ph. Eur., pancreatin powder USP, pancrelipase powder according to the according USP monograph and pancreatin pellets (USP and Ph.Eur.).

“Partial Successor” shall mean a Third Party which, always and in each case subject to the terms of Section 22, acquires, is assigned or otherwise receives from a Party after the Effective Date all of such Party’s right, title and interest to all or certain of the Contracted Products, as applicable, within a specific geographic territory only, but not worldwide, irrespective whether by law or by contract and irrespective by which kind of transaction or legal form.

“Party” and “Parties” has the meaning set forth in the Recitals.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division, an unincorporated organization, or an operating group of any of the foregoing or any other entity or organization, whether governmental or otherwise.

“Pre-March 1, 2001 Pancreatin Know-How” has the meaning set forth in the Recitals. “Prior Agreement” has the meaning set forth in the Recitals.

“Product” means finished drug product containing Pancrelipase as API and formulated into MFTs.

“Product Presentation” means each of the presentations of any Contracted Product set forth in Exhibit C and Exhibit D, and as may be amended by the Parties from time to time pursuant to Section 27.

“Product Specifications” means, with respect to each Contracted Product, the specifications and testing to be performed for such Contracted Product, as set forth in the product specifications referenced in (i) the Marketing Authorizations of the Contracted Products in the Territory (as defined below) as provided to Nordmark by Janssen; and (ii) Appendix VI of the Quality Agreement (as defined below). [****] Release Limits. The Product Specifications may be modified from time to time only by a written agreement of the Parties.

“Purchase Order” has the meaning set forth in Section 4.1(b).

“Quality” means any Contracted Product (i) in compliance to the applicable Product Specifications (such compliance as set forth in the applicable Certificate of Analysis), (ii) in compliance to the Marketing Authorization for such Contracted Product as provided for by Janssen to Nordmark, and (iii) Manufactured in compliance with cGMP (together (ii) and (iii) compliance as set forth in the Certificate of Compliance).

“Quality Agreement” means the agreement between Janssen or its Affiliate and Nordmark with an effective date of November 2, 2015 including any amendments, attachments, appendices and exhibits thereto, entered into to specify the quality assurance requirements and responsibilities of the Parties necessary for the Manufacturing, supply and acceptance of the Contracted Product, as attached hereto and incorporated herein by reference as Exhibit G.

“Raw Materials” means the materials and components required to Manufacture and package the Contracted Products for use in the Territory in accordance with the Product Specifications.

“Recall” has the meaning set forth in Section 11.2.

“Referral Notice” has the meaning set forth in Section 22.1.

“Referring Party” has the meaning set forth in Section 22.1.

“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including marketing authorizations) of all applicable Regulatory Authorities necessary for the commercial Manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Contracted Product in a regulatory jurisdiction.

“Regulatory Authority” means any Governmental Authority in the Territory and Germany regulating (i) the manufacture, importation, distribution, use and/or sale of or the performance with respect to a Contracted Product or (ii) health, safety or environmental matters generally.

“Release Executed Batch Record” means a Batch record that has been complied in accordance with the Master Batch Record, reviewed and approved by the Nordmark quality group.

“Renewal Term” has the meaning set forth in Section 16.1.

“Short Delivery” has the meaning set forth in Section 7.4.

“Site Uetersen” has the meaning set forth in the Recitals.

“Supply Forecast” has the meaning set forth in Section 4.1.

“Supply Prices” means either Legacy Supply Prices or Advanced Supply Prices, as applicable.

“Supporting Materials” has the meaning set forth in Section 22.4.

“Tax” or “Taxes” means any federal, state, local, foreign, or other tax, fee, levy, assessment, or other governmental charge, including without limitation, income, franchise gross receipts, property, sales, use services, value added, withholding, social security estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs, or occupation tax, including any interest, additions to tax and penalties in connection therewith.

“Technology Transfer Assets” has the meaning set forth in Section 16.6.4.1.

“Technology Transfer” has the meaning set forth in Section 16.6.4.1.

“Term” has the meaning set forth in Section 16.1.

“Territory” means the USA and Canada.

“Third Party” means any Person other than Nordmark or Janssen or an Affiliate of Nordmark or Janssen.

“Unit” means one individually packaged bottle of one hundred (100) Intermediate Product MFT containing capsules, unless specified otherwise in Legacy Supply Prices or Advanced Supply Prices.

“USA” means the United States of America and its territories, possessions and commonwealths.

“Young Person” has the meaning set forth in Exhibit I.

2.          GRANT OF RIGHTS

2.1       Know-How License. Subject to the terms of this Agreement and in particular, but not limited to, subject to the process and mechanism set out in Section 2.3 and the last sentence of this Section 2.1 (i.e. the terms identified “for clarify” hereafter), Nordmark hereby grants Janssen an exclusive, royalty-free, non-transferable (except as permitted under Section 23.1) license to use the Licensed Know-How during the Term within the Territory, solely for the purposes of (i) filing, maintaining, amending, supplementing, or renewing Regulatory Approvals owned by Janssen in the Territory for any Contracted Product, and (ii) marketing and selling any Contracted Product in the Territory (the “Know-How License”). For clarity, (a) no license is granted by Nordmark under the Licensed Know-How to Janssen to Manufacture itself or have Manufactured by Third Parties any Contracted Product or any other products, and Janssen shall not use any of the Licensed Know-How to Manufacture itself or have Manufactured by Third Parties any Contracted Product or any other products (except as set forth in Section 16.6.4); (b) Janssen shall not sublicense the Licensed Know-How to any Third Parties without the prior written consent of Nordmark (except as set forth in Section 16.6.4); (c) [****]; (d) the Know-How License does not include any rights or licenses in respect of the marketing, sale or importation of Intermediate Product or Bulk Product in the Territory by Janssen; and (e) the Know-How License shall not restrict Nordmark’s right to grant a license under the Licensed Know-How to a Third Party inside or outside the Territory with respect to any product (other than the Contracted Products), including – but not limited to – with respect to [****], for any purpose whatsoever, including – but not limited to – (i) to use the Compound in respect of any product that is not a Contracted Product, and/or (ii) to use the Licensed Know-How for (x) manufacturing, (y) filing, maintaining, amending, supplementing or renewing regulatory approvals for any product that is not a Contracted Product,, (z) marketing and selling any product that is not a Contracted Product (including, but not limited to, medicinal products) whether or not containing the Compound and whether or not in the same or comparable therapeutic area or indication as the Contracted Products.

2.2       Trademark License. Janssen grants to Nordmark during the Term a non-exclusive, royalty-free, non-transferable (except as permitted under Section 23.1) license to use Janssen Trademarks for the sole purpose of allowing Nordmark to fulfill its responsibilities under this Agreement during the Term. Nordmark shall only use the Janssen Trademarks as directed by Janssen and in a manner consistent with the quality of products and services previously offered under such Janssen Trademarks. Such license shall not be transferable in whole or in part and shall immediately cease upon the early termination or expiration of this Agreement. Janssen shall be solely responsible for selecting, registering and enforcing Janssen Trademarks used to identify each Contracted Product and, except as set forth herein, shall have sole and exclusive rights in such Janssen Trademarks.

2.3       Process and Mechanism. No documents, submissions, written communications or written responses that incorporate or include any Licensed Know-how shall be filed to any Regulatory Authority by Janssen without the prior written approval of Nordmark, which approval shall not unreasonably be withheld, and decisions will be made by Nordmark in a timely manner. Without limiting the generality of the foregoing, if Nordmark fails to approve or disapprove in writing a request to incorporate or include any Licensed Know-How in any regulatory filing within thirty (30) Business Days of Janssen’s request, Nordmark shall be deemed to have approved such request, unless Nordmark reasonably informs Janssen in writing within such thirty (30) Business Day period that (i) more information is necessary, or (ii) more time is needed, to make a decision, in such case the Parties shall determine in good faith a mutually acceptable extension to such thirty (30) Business Day period. No documents, submissions, communications or responses that incorporate or include any Licensed Know-How which in accordance with the first sentence of this Section were filed with any Regulatory Authority by Janssen shall be made available by Janssen directly or indirectly to any other Third Party other than such Regulatory Authority. In the event Janssen requires material assistance from Nordmark with any regulatory filing, Nordmark shall provide such assistance to Janssen under a mutually agreed Statement of Work under the MSA.

2.4       No Further Rights. Except as otherwise provided in this Section 2, no right, title, interest or license by Nordmark to Janssen is either granted or implied under any trademark, patent, copyright, trade secrets, know-how and/or any other intellectual property right (collectively, “Intellectual Property Rights”) by (i) granting the Know-How License under Section 2.1, (ii) providing certain know-how [****], (iii) disclosure by Nordmark in accordance with this Agreement, and/or (iv) selling any Contracted Product to Janssen.

2.5       Acknowledgement Regarding Ownership. Janssen acknowledges that it is not the owner of the Licensed Know-How or Nordmark’s Intellectual Property Rights. Nordmark shall own the Licensed Know-How and all of its Intellectual Property Rights regarding all deliverables created and/or Contracted Products Manufactured by Nordmark in connection with the performance of Nordmark under this Agreement.

3.          SUPPLY AND PURCHASE OBLIGATIONS

3.1       Agreement to Purchase and Supply. Subject to the terms and conditions of this Agreement, Janssen shall purchase from Nordmark, and Nordmark shall Manufacture and deliver to Janssen, any Contracted Products in accordance with Sections 3.3 and 4 of this Agreement. Such Contracted Product shall be sold by Janssen only in the Territory. Each Contracted Product sold hereunder shall conform to the Product Specification for such Contracted Product. [****].

3.2       Exclusivity of Supply. Janssen shall purchase all of its requirements of Contracted Products from Nordmark and shall not move the Manufacture of any Contracted Product to a Janssen facility or a Third Party facility without agreement in writing by Nordmark.

3.3       Minimum Order Quantity. The annual (per Calendar Year) minimum order quantity of Contracted Products is equivalent to not less than [****] Batches (Batch size [****]) of Intermediate Product (the “Annual Minimum Order Quantity”). Janssen shall purchase not less than the Annual Minimum Order Quantity per Calendar Year. For clarity, the Annual Minimum Order Quantity may be met by purchasing individual Batches that are comprised solely of Legacy Products, solely of Advanced Products or combinations of both Legacy Products and Advanced Products. If, prior to the conclusion of any Calendar Year, [****]. If the Purchase Orders do not reach at least [****] of the Annual Minimum Order Quantity in each of [****], such shortfall shall be considered a material breach and Nordmark may terminate the Agreement with [****] written notice (without prejudice to Nordmark’s right to claim the aforementioned compensation for the shortfall); provided, however, that if a failure of Janssen to place Purchase Orders for amounts of Contracted Products equal to at least [****] of the Annual Minimum Order Quantity is the result of a Force Majeure Event, or the Parties otherwise agree in writing not to count a failure of Janssen towards the [****] threshold described above, the Parties shall not consider such failure for the purposes of determining Nordmark’s rights and remedies set forth in this sentence.

4.         FORECASTS AND PURCHASE ORDERS

4.1       Supply Forecasts. Prior to the [****], Janssen shall provide Nordmark a written forecast of its anticipated monthly requirements for each Contracted Product for the next succeeding [****] (“Supply Forecast”). Each Supply Forecast shall be binding on Janssen in accordance with the following:

(a)        Subject to Sections 4.3 and 4.5, Janssen shall be obligated to purchase [****] of the quantity of any Contracted Product forecasted for each of the [****] of each Supply Forecast (the “Firm Period”). The quantities of Units of each Contracted Product forecasted for delivery in the [****] of such Supply Forecast (the “Non-Binding Period”) shall be non-binding.

(b)        Subject to the Lead Time, Janssen shall place written Purchase Orders for the quantities of each Contracted Product with Nordmark (each, a “Purchase Order”) covered in the Firm Period of each Supply Forecast. Each Supply Forecast shall be accompanied by a Purchase Order for the last month of the Firm Period (if not previously delivered), such that each Purchase Order is delivered at least [****] in advance of the Delivery Date specified therein.

(c)        In the event that Janssen fails to timely provide a Supply Forecast as provided in this Section 4.1, Nordmark may, in its discretion, rely on [****]. [****]. Janssen shall be bound [****] in accordance with Section 4.1(b), and Nordmark shall be bound, subject to the following sentence, to accept Purchase Orders for the Firm Period in accordance with Section 4.4. The obligation to accept Purchase Orders for the Firm Period is subject to a [****] (the “Annual Maximum Order Quantity”). For clarity, the Annual Maximum Order Quantity may be met by purchasing individual Batches that are comprised solely of Legacy Products, solely of Advanced Products or combinations of both Legacy

Products and Advanced Products. In case of higher quantities, Nordmark and Janssen will agree on a prolonged Lead Time.

4.2       Purchase Orders. Each Purchase Order shall specify, subject to the Annual Maximum Order Quantity, the quantities of Units of each Contracted Product to be delivered, and, subject to the Lead Time, the proposed Delivery Date and the delivery location(s) for such quantities of Units of each Contracted Product. Subject to Sections 4.3 and 4.5, such Purchase Orders, including quantities of each Contracted Products, shall be consistent with the quantities set forth in the Firm Period of the applicable Supply Forecast and otherwise in compliance with the terms set forth in this Section 4.

4.3       Intermediate Product Variation. It is agreed upon between the Parties that (i) always full Intermediate Product Batches ([****]) are used in one (1) production campaign and (ii) due to the fact that in relation to the Manufacture all Contracted Products ([****]) are filled by mass according to the individual lipolytic activities of the respective Intermediate Product ([****]) Batch, as a consequence the resulting number of Units per such Intermediate Product Batch ([****]) may vary by [****]. Furthermore the Parties agree that (i) in case the number of Units are lower than indicated in the respective Purchase Order, and provided that such number of Units is not more than [****] than the number indicated in the applicable Purchase Order, such lower number of Units will not be considered as a Short Delivery and Janssen will only pay the Supply Price for such lower number of Units to Nordmark, and (ii) in case the number of Units are higher than indicated in the respective Purchase Order, and provided such number of Units is not more than [****] than the number indicated in the applicable Purchase Order, Nordmark will be allowed to ship such higher number of Units, and Janssen will pay the Supply Price for such higher number of Units to Nordmark. In the event, the number of Units is greater than [****] than the number indicated in the applicable Purchase Order, Nordmark shall prior to shipping such excess Units, notify Janssen of the amount of such excess Units, and Janssen shall in its sole discretion approve or reject shipment of such excess Units.

4.4       Purchase Order Confirmation and Rejection. Nordmark, in writing, shall confirm, reject or otherwise respond to Janssen within [****] in accordance with the terms of this Agreement. In the event Nordmark is unable to fulfill a Purchase Order consistent with the quantities set forth in the Firm Period of the applicable Supply Forecast or within the Delivery Date proposed by Janssen, Nordmark shall notify Janssen immediately, but in any event no later than within [****]. Nordmark shall not reject any Purchase Order that is consistent with the applicable Supply Forecast provided in accordance with Section 4.1. For clarity, Nordmark is not obligated to accept or agree to the Delivery Date proposed by Janssen in the Purchase Order that does not reflect the Lead Time or exceeds the Annual Maximum Order Quantity, provided that Nordmark shall use commercially reasonable efforts to meet such Delivery Date in each case. For the avoidance of doubt, nothing in this Section 4.4 shall limit the liability of Nordmark under Section 7.5 of this Agreement with respect to its failure to supply the quantities of Contracted Products specified in the Firm Period of the Supply Forecast. Unless otherwise mutually agreed in writing by the Parties and subject to Sections 4.3 and 4.5, Nordmark shall supply and deliver such quantities of Contracted Product to Janssen as set forth in each confirmed

Purchase Order no later than [****] after the Delivery Date specified therein; provided, however, that in the event of corrective actions agreed between the Parties (i) Nordmark is not obligated to supply and deliver no later than [****] after the Delivery Date specified in the Purchase Order, and (ii) the Parties will agree in good faith a new Delivery Date. In case the Parties do not reach agreement, each Party may refer the matter to the Expert or Expert Panel pursuant to Section 22. A Purchase Order that has been confirmed by Nordmark may not be cancelled by Janssen without the prior written consent of Nordmark.

4.5       Exemption Clause. It is agreed upon between the Parties that (i) in case that in a production campaign of Intermediate Product [****] Batches where no Intermediate Product [****] Batch is suitable for the Manufacture of the [****] Legacy Products, or (ii) in case that in a production campaign of Intermediate Product [****] Batches where no Intermediate Product [****] dry Batch is suitable for the Manufacture of the [****] Advanced Products, Nordmark will not be obliged to deliver any such [****] Legacy Product or [****] Advanced Product on the Delivery Date as specified in the Purchase Order and any delivery after the Delivery Date specified in the Purchase Order shall not be considered a Late Delivery. Nordmark will inform Janssen [****] prior to any Bulk Product production campaign whether there will be fractions of such Intermediate Product [****] or Intermediate Product [****] Batches intended but unfit for the use in the Manufacture of the according [****] Legacy Bulk Products and/or [****] Advanced Bulk Product. Janssen agrees that Nordmark will be entitled to use the remaining quantity of any such Intermediate Product [****] or Intermediate Product [****] Batch for any other Legacy Product or Advanced Product at Janssen’s discretion with respect to which of the Contracted Products the remaining quantity is used, unless Janssen informs Nordmark in writing at least [****] prior to the production campaign of the according Bulk Products that it chooses to compensate Nordmark for unused Intermediate Product [****] or Intermediate [****] dry material instead of converting it to any Contracted Product. In that case Nordmark will discharge such unused Intermediate Product [****] or Intermediate Product [****] material. Notwithstanding the foregoing, Janssen shall be entitled to require Nordmark to produce new Intermediate Product [****] in a quantity sufficient to Manufacture the [****] Legacy Bulk Products and/or [****] Advanced Bulk Products designated in the applicable Purchase Order using the commercially reasonable quickest possible way (but in any event no later than [****] from Nordmark notifying Janssen of the Intermediate Product [****] shortfall).

4.6       Efforts to Supply. From time to time, Janssen may submit Purchase Orders for any Contracted Product in excess of the number of Units specified for the same Calendar Month of the Firm Period in the most recent Supply Forecast. Nordmark shall use all commercially reasonable efforts to Manufacture such excess Units. In the event that Nordmark is unable to Manufacture such excess Units by the Delivery Date specified in the applicable Purchase Order, Nordmark shall provide Janssen with the best available Delivery Date for the excess Units. A failure by Nordmark to provide such excess Units shall not be deemed a breach by Nordmark of this Agreement or a failure to supply.

4.7       Changes to Pending Purchase Orders. Janssen may increase or decrease the number of Units that it intends to purchase of a particular Contracted Product using the Intermediate

Product [****] in a pending Purchase Order, provided that, any such increase or decrease is offset by a corresponding increase or decrease in a different Contracted Product using the Intermediate Product [****] such that Janssen is still using up the entire quantity of the Intermediate Product [****] Batch it was obligated to purchase under the original Purchase Order and such request to increase or decrease the amount of Units is provided to Nordmark no later than [****] Business Days prior to the Delivery Date for such Units; provided, that, Nordmark shall consider in good faith decreasing such notice period at the request of Janssen and shall use commercially reasonable efforts to fulfill Janssen’s request to the extent Janssen is unable to provide notice to Nordmark within such notice period. Nordmark shall consider in good faith, but shall have no obligation to agree to, any other changes to pending Purchase Orders requested by Janssen.

4.8       Order Cancellation.

4.8.1    Raw Materials. Janssen acknowledges and agrees that, in order for Nordmark to meet its obligation to supply Contracted Products under this Agreement, Nordmark must order Raw Materials in accordance with defined lead times and any minimum order quantities imposed by Third Party vendors. Nordmark shall be entitled to order, and shall maintain, quantities of Raw Materials required to Manufacture those Contracted Products forecasted by Janssen for up to the first [****] of the Supply Forecast so that Nordmark shall be able to comply with Delivery Dates for all Purchase Orders and anticipated orders of any Contracted Product; provided, however, that in relation to certain Raw Materials set forth in Exhibit M, Nordmark shall be entitled to order, and shall maintain, quantities of these Raw Materials according to the minimum order quantities as also set forth in Exhibit M. Nordmark shall be responsible for, and shall administer on a daily basis, the procurement of the Raw Materials in accordance with the terms herein. Except as permitted by the Quality Agreement, Nordmark shall not initiate any changes or make any substitutions to the Raw Materials or to the Third Party vendors of the Raw Materials. Nordmark’s responsibilities in connection with the purchasing and procurement of Raw Materials from the Third Party vendors in accordance with the terms of this Agreement shall include: ordering, purchasing, transportation, reception, inspection, release and storage of Raw Materials. For clarity, according to the Quality Agreement, Janssen shall be solely responsible for the qualification and monitoring of the following suppliers: (i) the glass bottles [****], and (ii) the closures [****].

4.8.2    Reimbursement for Unused Raw Materials. To the extent Nordmark has purchased Raw Materials in accordance with Section 4.8.1, but subsequent to such purchase and prior to the conversion of any Raw Materials into any Contracted Product, Janssen either cancels a Purchase Order or does not issue a Purchase Order in accordance with the Firm Period of a Supply Forecast or informs Nordmark that it no longer desires to have Nordmark use such Raw Materials in any Contracted Product, Nordmark shall first use good faith efforts to utilize such Raw Materials in other of Nordmark’s or its customers’ products or return such Raw Materials to applicable Third Party vendors and receive a credit for such purchase. If Nordmark is unable to utilize the Raw Materials in some other aspect of its business and the Third Party vendor refuses to accept such Raw Materials and provides Nordmark with a credit, then Nordmark shall invoice Janssen for the cost of such Raw Materials within [****] days of Janssen cancelling a Purchase Order or not issuing a Purchase Order in accordance with the Firm Period of a Supply Forecast or informing Nordmark that it no longer desires to have Nordmark use such Raw Materials in any Contracted Product and Janssen [****]. After receipt of payment for such Raw Materials, Nordmark shall destroy such Raw Materials, as directed by Janssen. Janssen shall reimburse Nordmark for all reasonable and documented costs and expenses relating to the destruction of such Raw Materials.

4.9       Forms. Subject to Section 4.2, in ordering or delivering any Contracted Product, each Party may use its respective standard form of Purchase Order, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of any such form and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

5.          PERMITS; DMF(S) AND CGMP; COMPLIANCE

5.1       Manufacturing Permits. As of the Effective Date, Nordmark shall be responsible for obtaining, at its expense, any licenses or permits and any regulatory and government approvals, necessary to Manufacture each Contracted Product, including all licenses and permits required for the operation of Nordmark’s facilities. Janssen shall be solely responsible for satisfying the FDA Establishment Fee in the USA and comparable fees in Canada as the holder of the Marketing Authorizations in the Territory.

5.2       Regulatory Approvals, DMF. Nordmark, at its sole cost and expense, shall file and shall maintain a valid DMF during the Term, all in accordance with applicable Law. Nordmark shall provide Janssen with an access letter or right of reference letter entitling Janssen to make continuing reference to the DMF in connection with any regulatory filings made with respect to any Contracted Product with a Regulatory Authority by Janssen. For clarity, the filing, maintenance and associated costs thereof in respect of any other drug master files referenced in any Janssen or Marketing Authorizations of a Third Party shall not be the responsibility of Nordmark.

5.3       Compliance. Upon Janssen’s request, Nordmark shall provide a Certificate of Analysis and a Certificate of Compliance with any shipment of any Contracted Product delivered hereunder. All quantities of any Contracted Product delivered to Janssen under this Agreement shall be Manufactured in accordance with cGMP and conform to the Product Specification for such Contracted Product.

5.4       Environmental, Safety and Industrial Hygiene. With respect to all environmental, safety and industrial hygiene matters related to Nordmark’s activities provided for Janssen, Nordmark shall, at its expense (i) comply with all applicable Law, (ii) inform Janssen promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), and (iii) implement any corrective action which may be commercially reasonably requested by Janssen within the time frame agreed between the Parties (but in any event within a commercially reasonable period of time).

6.         SUPPLY COST AND PAYMENT

6.1       Legacy Product Supply Price. In consideration of the supply of any Legacy Product by Nordmark to Janssen under the terms and conditions of this Agreement, Janssen shall pay Nordmark the supply prices set forth in Exhibit E (“Legacy Supply Prices”).

6.2       Advanced Product Supply Price. In consideration of the supply of any Advanced Product by Nordmark to Janssen under the terms and conditions of this Agreement, Janssen shall pay Nordmark the supply prices set forth in Exhibit F (“Advanced Supply Prices”) plus a [****] (“Licensed Know-How Fee”) of the then agreed and thus valid [****]; provided, however, that Nordmark agrees to [****] (the “Achievement Date”). [****]. Unless otherwise mutually agreed to by the Parties in writing, the Licensed Know-How Fee [****].

6.3       Supply Price Adjustment. The Supply Prices under this Agreement shall be reviewed annually by the Parties beginning [****] prior to the end of each Calendar Year. In connection with such pricing reviews, Nordmark shall produce documentation as to the changes if any, in (i) the costs of [****] and (ii) changes to the [****]. The Parties shall cooperate to determine whether such changes affect Nordmark’s costs of Manufacturing each Contracted Product and, if such changes are determined to affect such costs the Supply Price shall be increased or decreased, as applicable to reflect such cost changes by an amount mutually agreed upon by the Parties. The Parties agree that the proposed Supply Price increase shall not exceed [****] of the then current Supply Price unless Nordmark’s cost increase (including documented cost increases for Raw Materials) exceeds [****]. Such Supply Price increases shall be applicable to any and all Purchase Orders with a Delivery Date on or after January 1st of the Calendar Year for which such Supply Price increase was mutually agreed upon by the Parties. In case the Parties do not reach mutual agreement before January 1st of such Calendar Year, each Party may refer the matter to the Expert or Expert Panel pursuant to Section 22. The decision of the Expert or Expert Panel on the Supply Price increases shall be binding, and the Supply Price increase determined by the Expert or Expert Panel pursuant to Section 22 shall be applicable to any and all Purchase Orders with the Delivery Date on or after January 1st of the Calendar Year following the reference to the Expert or Expert Panel (if the matter was referred to the Expert or Expert Panel before January 1st of such Calendar Year) or the concerned Calendar Year (if the matter was referred after January 1st).

6.4       Cost Improvements. During the Term of this Agreement the Parties shall work together to develop reasonable and implementable cost reduction projects related to the Manufacture of any Contracted Product. The Parties shall allocate any resulting cost savings between themselves, in pro rata proportion to the financial investment made by each Party to recognize such cost improvements.

6.5       Invoicing. Nordmark shall invoice Janssen for Contracted Product on the Delivery Date. Each invoice shall be payable by Janssen within [****] after receipt of such invoice,

except for amounts disputed in good faith in accordance with Section 6.6. Any undisputed payment due under this Agreement not received within [****] after receipt of such invoice shall, at Nordmark’s option, bear interest at the lesser of (i) the maximum rate permitted by Governing Law, or (ii) [****]. Janssen may reject any invoice, if such invoice is sent to Janssen more than [****]; and shall not be obligated to pay any amounts, including any pass-through expenses or Taxes that otherwise would have been reimbursable in accordance with this Agreement.

6.6       Payment Disputes. If Janssen in good faith believes that some portion of the amount invoiced by Nordmark was in error, Janssen shall pay all undisputed amounts when due and shall notify Nordmark in writing of its dispute within thirty (30) days of receipt of the invoice, specifying in reasonable detail the nature of the dispute and identifying the portion of the invoice that is disputed. The Parties shall in good faith work together to promptly resolve such dispute. Once such dispute is resolved, if additional payment is required by Janssen, Nordmark shall issue Janssen a new invoice including if applicable any interest according to Section 6.5 to be paid by Janssen in accordance with Section 6.5 above.

6.7       Payment Terms. All amounts due under this Agreement shall be made by EFT of [****] to an account designated in writing by Nordmark.

6.8       Withholding Tax. Janssen shall make all payments to Nordmark under this Agreement [****]. Any Tax required to be withheld on amounts payable by Janssen under this Agreement shall be [****]. Any such Tax required to be withheld shall be an expense of and borne by [****]. If any such Tax is assessed against and paid by [****]. The Parties shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by [****].

6.9       Default in Payment Obligations. In addition to all other remedies available to Nordmark in the event of a Janssen default, or if Janssen fails to make payments as required hereunder (with the exception of those payments involving a good faith disputed amount) [****], Nordmark may refuse all further Purchase Orders until Janssen’s account is paid in full.

7.         DELIVERY OF CONTRACTED PRODUCT

7.1       Delivery Terms. Any Contracted Product shall be delivered to Janssen, or to a location designated by Janssen in the Purchase Order, [****], by a common carrier designated by Janssen in the Purchase Order, [****]. Nordmark reserves the right to load and ship any Contracted Product during normal business hours and per a mutually agreed upon shipment schedule.

7.2       Shipment. Nordmark shall pack all Contracted Products ordered hereunder in a manner agreed upon by both Parties that is suitable for shipment, sufficient to enable the Contracted Products to withstand the effects of shipping, including handling during loading and unloading, and in compliance with applicable shipment guidelines as outlined in the Quality Agreement.

7.3       Wooden Pallets. This clause applies to all Contracted Products and/or materials shipped to Janssen or authorized locations on wooden pallets. Wooden pallets shall be made from wood that is certified to be free of 2, 4, 6-tribromophenol (TBP) and any other form of phenol-based fungicide treatment, and shall comply with the International Standards for Phytosanitary Measures Publication No. 15, 2009 Revision (ISPM 15) for heat treatment only. While ISPM 15 currently provides for the use of Methyl Bromide (MB), the use of pallets fumigated with Methyl Bromide is also prohibited. All wooden pallets shall properly display that they meet the requirements with a specified mark as shown in ISPM 15 Annex II. Failure to meet this requirement may lead to rejection of Contracted Product shipments at Nordmark’s expense.

7.4       Quantity Check. Janssen shall be responsible for ensuring that the Contracted Products are subjected to a quantity check following their arrival at Janssen (or at the location designated by Janssen in the Purchase Order) and all Contracted Products shall be deemed to have been delivered in the correct quantity (i.e. no Short Delivery), unless within thirty (30) days of their arrival at Janssen or at the location designated by Janssen in the Purchase Order, Janssen has given notice in writing to Nordmark of the existence of a shortage of the number of Units as indicated in the Purchase Order (after taking into account [****] pursuant to Section 4.3) being found upon receipt of the respective Contracted Products (“Short Delivery”), giving details of the Short Delivery in question.

7.5       Short Delivery. In the event that Janssen notifies Nordmark in writing with reference to this Section 7.5 of a Short Delivery and if Janssen’s claim is confirmed, Janssen shall be entitled to require Nordmark to deliver those quantities required to make up the Short Delivery using the commercially reasonable quickest possible way (but in any event no later than [****] at Janssen or at the location designated by Janssen in the Purchase Order from the date of the receipt of the written Short Delivery notice) at Nordmark’s cost and risk. The aforementioned rights and remedies are the sole and exclusive rights and remedies of Janssen in case of Short Delivery and all other rights and remedies are expressly excluded, unless Nordmark acted in gross negligence or willful misconduct. Notwithstanding the foregoing, if more than [****] Short Deliveries occur within a certain [****] period, then Janssen’s rights and remedies in respect of any Short Delivery thereafter within such [****] period shall not be limited by this Section 7.5 and such [****] or more Short Deliveries occurring in the same [****] period may collectively be considered a material breach of this Agreement and, provided that Nordmark acted culpably, Janssen shall have the right to seek damages for any such Short Delivery not cured by Nordmark pursuant to this Section 7.5; provided, however, that (i) if Janssen has not notified Nordmark of such breach in writing at the latest by the end of the [****] period following the occurrence of the [****] Short Delivery, or (ii) in the event a Short Delivery is the result of a Force Majeure Event or the Parties otherwise agree in writing to not count a Short Delivery towards the [****] Short Delivery threshold described above, the Parties shall not consider such Short Delivery for the purposes of determining Janssen’s rights and remedies set forth in this sentence.

7.6       Late Delivery. Nordmark shall notify Janssen in writing with reference to this Section 7.6 of any delivery that will occur later than [****] after the Delivery Date specified in the applicable Purchase Order (“Late Delivery”). Janssen shall also notify Nordmark in writing with reference to this Section 7.6 of any delivery that actually occurs later than [****] after the Delivery Date specified in the applicable Purchase Order. Janssen shall be entitled to require Nordmark to deliver those quantities required to make up the Late Delivery using the commercially reasonable quickest possible way (but in any event no later than [****] at Janssen or at the location designated by Janssen in the Purchase Order from the date of the receipt of the written Late Delivery notice) at Nordmark’s cost and risk. For any Late Delivery occurring more than [****] after the Delivery Date specified in the applicable Purchase Order, Janssen shall receive a discount of [****] on the then current Supply Prices. The aforementioned rights and remedies are the sole and exclusive rights and remedies of Janssen in case of Late Delivery and all other rights and remedies are expressly excluded, unless Nordmark acted in gross negligence or willful misconduct. Notwithstanding the foregoing, if more than [****] Late Deliveries occur within a certain [****], then Janssen’s rights and remedies in respect of any Late Delivery thereafter within such [****] period shall not be limited by this Section 7.6 and such [****] or more Late Deliveries occurring in the same [****] period may collectively be considered a material breach of this Agreement and, provided that Nordmark acted culpably, Janssen shall have the right to seek damages for any such Late Delivery not cured by Nordmark pursuant to this Section 7.6; provided, however, that (i) if Janssen has not notified Nordmark of such breach in writing at the latest by the end of the [****] period following the occurrence of the [****] Late Delivery, or (ii) in the event a Late Delivery is the result of a Force Majeure Event or the Parties otherwise agree in writing to not count a Late Delivery towards the [****] Late Delivery threshold described above, the Parties shall not consider such Late Delivery for the purposes of determining Janssen’s rights and remedies set forth in this sentence. For the avoidance of doubt, the Parties expressly agree that if the Parties have agreed on corrective actions as set forth in Section 4.4 and Nordmark has not delivered within [****] after the Delivery Date specified in the respective purchase order, this shall not be deemed a Late Delivery.

8.          QUALITY AGREEMENT; NON-CONFORMING

CONTRACTED PRODUCTS; DEFECTS

8.1       Quality Agreement. The Parties have entered into a Quality Agreement regarding the production by Nordmark of Contracted Products, which is attached hereto and incorporated herein as Exhibit G. In the event of any conflict or inconsistency between any term in this Agreement related to quality assurance matters and any term of the Quality Agreement, the terms of the Quality Agreement shall control.

8.2       Product Conformity. Within [****] from receipt of the Release Executed Batch Record (if requested by Janssen), the Certificate of Analysis and the Certificate of Compliance by Janssen from Nordmark, Janssen shall (i) inspect, test and determine whether any Contracted Product conforms to Quality, and (ii) inspect the relevant accompanying documentation (under the Quality Agreement) which (if requested by Janssen) may include the Release Executed Batch Record. Janssen shall notify Nordmark in writing without undue delay of its acceptance of such Contracted Product conforming to Quality (“Acceptance”).

8.2.1    If Janssen fails to notify Nordmark within the applicable time period that any shipment of Contracted Product does not conform to Quality (i.e. does have a Defect), then such Contracted Product shall be deemed to have been delivered free from any Defect which is detectable by any test or inspections to be performed by Janssen in accordance with the Quality Agreement (“Apparent Defect”) and Acceptance shall be deemed to have occurred on the [****] after the Delivery Date and Janssen shall have waived its rights (i) to revoke Acceptance and (ii) regarding any Apparent Defects.

8.2.2    If Janssen believes any shipment of Contracted Product does not conform to Quality (i.e. does have a Defect), it shall notify Nordmark by e-mail and provide a detailed explanation of the non-conformity. Upon receipt of such notice, Nordmark shall investigate such alleged non-conformity, and (i) if Nordmark agrees such Contracted Product is non-conforming, deliver to Janssen a corrective action plan within [****] after receipt of Janssen’s written notice of non-conformity, or such additional time as is reasonably agreed to by Janssen if such investigation or plan requires data from sources other than Janssen or Nordmark, or (ii) if Nordmark disagrees with Janssen’s determination that the shipment of Contracted Product is non-conforming, Nordmark shall so notify Janssen by e‑mail within the [****] period.

8.2.3    If the Parties dispute whether a shipment of Contracted Product is conforming or non-conforming to Quality, the shipment of Contracted Product shall be submitted to the Expert or Expert Panel pursuant to Section 22 for evaluation and the determination by the Expert or Expert Panel of conformity or nonconformity to Quality, and the cause thereof if nonconforming to Quality, shall be binding upon the Parties. The incorrect Party shall bear the costs of such Expert or Expert Panel, absent manifest error. The fees and expenses of the Expert or Expert Panel incurred in making such determination as well as all additional associated costs shall be paid as follows:

8.2.3.1       In the event the allegedly non-conforming Contracted Product is determined to be conforming to Quality, all such fees and expenses for the Expert or Expert Panel, including freight and disposition costs, shall be paid by Janssen.

8.2.3.2       In the event such independent Expert or Expert Panel determines the tested Contracted Product to be non-conforming to Quality and determines further such non-conformance was caused by Nordmark or Nordmark’s suppliers (with the exception of the suppliers identified in Section 4.8.1 (last sentence)) (i) all such fees and expenses for the Expert or Expert Panel, including reimbursement of freight and disposition costs, shall be paid by Nordmark; and (ii) the Parties shall jointly investigate the cause of such failure and shall reasonably cooperate in order to resolve the issue(s) underlying such failure as described in the Quality Agreement.

8.2.3.3       In the event the tested Contracted Product is determined by such independent Expert or Expert Panel to be non-conforming, but such Expert or Expert Panel is not able to determine the cause of such non‑conformance, all such fees and expenses for the Expert or Expert Panel, including freight and disposition costs, shall be borne equally by the Parties.

8.2.3.4       In the event such independent Expert or Expert Panel determines the tested Contracted Product to be non-conforming and determines further that such non-conformance was caused by Janssen or any of Janssen’s suppliers or contractors, or was otherwise caused after the Delivery Date of the relevant Contracted Product, all such fees and expenses for the Expert or Expert Panel, including freight and disposition costs, shall be borne by Janssen.

8.3       Latent Defect. If, within [****] after Janssen’s Acceptance of any Contracted Product, Janssen discovers a Defect which is not detectable by any tests or inspections to be performed by Janssen in accordance with the Quality Agreement (in each case, a “Latent Defect”) such as, without limitation, a contaminant in such Contracted Product that existed in the Contracted Product on or before Janssen’s Acceptance of such Contracted Product, Janssen shall, promptly upon discovery thereof, notify Nordmark in writing with reference to this Section 8.3 of any such Latent Defect, and Janssen shall have the right to reject such Contracted Product under the procedures regarding rejection set forth in Section 8.2 above. For clarity, a contaminant, which is detectable by any tests or inspections to be performed by Janssen in accordance with the Quality Agreement, shall be deemed an Apparent Defect. If Janssen fails to notify Nordmark within the applicable time period about a Latent Defect, then Contracted Product shall be deemed to have been delivered free from any Latent Defect and Janssen shall have waived any and all rights regarding any Latent Defects.

8.4       Remedies for Non-Conforming Contracted Product. In the event Nordmark or the Expert or Expert Panel determines that the Contracted Products are non-conforming (i.e. have a Defect), Nordmark shall produce replacement Contracted Product for such Contracted Product that contains a Defect by a date mutually agreed to by the Parties, but in any event no later than [****] from the date Nordmark, the Expert or the Expert Panel determine that the Contracted Products have a Defect; provided, that, Janssen shall have the right to request that Nordmark commence production of such replacement Contracted Product prior to a determination by the Expert or the Expert Panel that the Contracted Product is Defective; provided, further, that Janssen shall be solely responsible for the costs of such replacement Contracted Product (including the Manufacturing cost) to the extent the Expert or the Expert Panel determines that such Contracted Product is not Defective. Nordmark shall incur the costs of the Manufacturing of the replacement Contracted Product, if it was determined in accordance with Section 8.2.3.2 that the non-conformance to Quality was caused by Nordmark or Nordmark’s suppliers (with the exception of the suppliers identified in Section 4.8.1 (last sentence)). If the cause for non-conforming cannot be determined in accordance with Section 8.2.3.3, the cost of the Manufacturing of the replacement Contracted Product, shall be born equally by the

Parties. In the event that it was determined that the non-conformity was caused by Janssen or any of Janssen’s suppliers or contractors, or was otherwise caused after the delivery date of the relevant Contracted Product, in accordance with Section 8.2.3.4, Janssen shall incur the cost of the Manufacturing of the replacement Contracted Product. Acceptance of any part of a Batch of Contracted Product shall not bind Janssen to accept any Contracted Product that contains a Defect simultaneously provided by Nordmark, nor deprive Janssen of the right to reject any previous or future nonconforming Contracted Product. The aforementioned rights and remedies are the sole and exclusive rights and remedies of Janssen in case of an Apparent Defect and all other rights and remedies are expressly excluded, unless Nordmark acted in gross negligence or willful misconduct. For clarity: The aforementioned exclusion of other rights and remedies does not apply to Latent Defects. Notwithstanding the foregoing, if more than [****] Apparent Defects occur within a certain [****] period, then Janssen’s rights and remedies in respect of any Apparent Defect thereafter within such [****] period shall not be limited by this Section 8.4 and such [****] or more Apparent Defects occurring in the same [****] period may collectively be considered a material breach of this Agreement and, provided that Nordmark acted culpably, Janssen shall have the right to seek damages for any such Apparent Defect not cured by Nordmark pursuant to this Section 8.4; provided, however, that (i) if Janssen has not notified Nordmark of such breach in writing at the latest by the end of the [****] period following the occurrence of the [****] Apparent Defect, or (ii) in the event an Apparent Defect is the result of a Force Majeure Event or the Parties otherwise agree in writing to not count an Apparent Defect towards the [****] Apparent Defect threshold described above, the Parties shall not consider such Apparent Defect for the purposes of determining Janssen’s rights and remedies set forth in this sentence.

8.5       Product Assay Release Limits. All Contracted Products Manufactured by Nordmark for Janssen shall meet the applicable [****] release specifications for lipolytic activity (“[****] Release Limit”) as set forth in the Product Presentations in Exhibit C and Exhibit D. Any Contracted Product that does not meet the [****] Release Limits shall be deemed to be Defective. Nordmark shall notify Janssen in writing with reference to this Section 8.5 of any such Contracted Product that does not meet the [****] Release Limits. Nordmark shall bear all of the Manufacturing costs associated with all Contracted Products that do not meet the applicable [****] Release Limit, including the cost of replacing or replenishing any Raw Materials used in such Contracted Product’s Manufacture. If requested by Janssen, Nordmark shall produce replacement Contracted Product that meets the [****] Release Limit within a date mutually agreed to by the Parties, the cost (according to the applicable Supply Prices) of which shall be borne by Janssen. All other rights and remedies of Janssen in case of Contracted Products, which do not meet the [****] Release Limit, are expressly excluded, unless in case of gross negligence or willful misconduct by Nordmark. Notwithstanding the foregoing, if more than [****] failures to meet the [****] Release Limit occur within a certain [****] period, then Janssen’s rights and remedies in respect of any Contracted Product that does not meet the [****] Release Limit thereafter within such [****] period shall not be limited by this Section 8.5 and such [****] or more failures to meet the [****] Release Limit occurring in the same [****] period may collectively be considered a material breach of this Agreement and, provided that Nordmark acted culpably, Janssen shall have the right to seek damages for any such failure not cured by Nordmark pursuant to this

Section 8.5; provided, however, that (i) if Janssen has not notified Nordmark of such breach in writing at the latest by the end of the [****] period following the occurrence of the [****] failure to meet the [****] Release Limit, or (ii) in the event a failure of a Contracted Product to meet the [****] Release Limit is the result of a Force Majeure Event or the Parties otherwise agree in writing to not count such failure towards the [****] failures to meet the [****] Release Limit threshold described above, the Parties shall not consider such failure for the purposes of determining Janssen’s rights and remedies set forth in this sentence.

8.6       [****]. Janssen, at its discretion, may from time to time request [****]. Any requested changes to the [****] shall be made in writing, and shall not apply to any [****] to be supplied in connection with any [****]. Nordmark shall promptly notify Janssen of any [****]. For clarity, the Parties expressly agree that [****]. Janssen shall reimburse to Nordmark the [****]. If requested by Janssen, Nordmark shall [****].

9.         INSPECTIONS AND AUDITS

9.1       Manufacturing. Nordmark shall Manufacture all Contracted Product in accordance with the applicable Product Specifications, the Quality Agreement, cGMP and any Law applicable to the Manufacturing of Contracted Product in the location where such Contracted Product is Manufactured. With prior written notice thereof, Janssen shall have the right to be present at Nordmark’s facilities during Manufacturing.

9.2       cGMP Audits. Janssen shall have the right to audit Nordmark’s facilities as described in the Quality Agreement. All information disclosed or reviewed in such inspections shall be maintained as Confidential Information in accordance with Section 15.

9.3       Environmental, Health and Safety Audit. In addition to the cGMP audit, Nordmark shall allow Janssen or its representative to perform one Environmental, Health and Safety audit which may take place in person or electronically every [****] years, except that if Nordmark fails such audit or material issues are discovered Nordmark shall be required to undergo such audits more frequently until all material issues are resolved. If such audit is conducted in person, Nordmark shall allow a maximum of [****] representatives from Janssen to have access for a maximum of [****] upon prior written notice, which shall include an agenda for the inspection, at a time mutually agreed upon by the Parties and during normal business hours to inspect relevant health and safety records under applicable Law relating to the health, safety, and employment of Young Persons. For the avoidance of doubt, Janssen understands that it shall not be given access to the Confidential Information of other clients of Nordmark. At all times that Janssen or its representative is on site, Janssen or its representative shall comply with Nordmark’s reasonable visitor’s policies.

9.4       Testing. Nordmark shall test, or cause to be tested by Third Party testing facilities (audited by Nordmark prior to use, in accordance with the Product Specifications) each Batch of Contracted Product Manufactured pursuant to this Agreement before delivery to Janssen. A Certificate of Analysis for each Batch of Contracted Product delivered to Janssen shall set forth the items tested by Nordmark, specifications, and test results. As required by the FDA and any other applicable Regulatory Authority, Janssen shall be responsible for final release of each Batch of any Contracted Product.

9.5       Stability Testing.  [****], Nordmark shall perform all stability testing required to be performed on any Contracted Product. Such testing shall be performed in accordance with the procedures set out in the Nordmark SOPs for the stability testing and each Contracted Product specific stability protocol. Such stability protocol shall contain a listing of the analytical testing and corresponding Product Specifications, to be performed on the Contracted Product in connection with the stability testing program under 21 CFR § 166 or alternatively by a previously approved protocol. All stability protocols have to be approved by Janssen, unless otherwise advised by Janssen.

9.6       Quality Review.  [****] Nordmark shall review the quality of the Contracted Products as set forth in the Quality Agreement once annually (“Annual Product Review”). Nordmark shall provide Janssen a copy of the results of the Annual Product Review and recommendations, if any.

9.7       Canadian Biologic Review.  [****] Nordmark shall be responsible for preparing and delivering to Janssen no later than [****] of each Calendar Year, the Yearly Biologic Product Report required by Health Canada to be submitted by all manufacturers of all Schedule D (Biologic) drugs in accordance with the Guidance for Sponsors: Lot Release Program for Schedule D (Biologics) Drugs. The review period will be analogue to the review period of the Annual Product Review.

10.       PRODUCT CHANGES

10.1     Changes in Manufacturing.

10.1.1  Changes to Master Batch Records and Product Specifications. Nordmark shall inform Janssen within [****] of the result of any regulatory development or changes to any Contracted Product-specific Nordmark SOPs that may materially affect the Manufacture of such Contracted Product. In accordance with requirements in the Quality Agreement, Nordmark shall notify Janssen of and obtain written approval from Janssen for changes to Contracted Product-specific Master Batch Records and Product Specifications prior to the Manufacture of subsequent Batches of such Contracted Product.

10.1.2  Product-Specific Changes.   If facility, equipment, process, system or specification changes are required of Nordmark as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply solely to the Manufacturing and supply of the Contracted Products, the Parties shall review such requirements and agree in writing to such regulatory changes, including reasonable costs thereof. Unless otherwise mutually agreed to in writing, Janssen shall bear [****] of the costs (i) [****]. In the event any facility, equipment, process, system or specification changes are required of Nordmark as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply both to the

Manufacturing and supply of the Contracted Products and the products of other Nordmark customers, the Parties agree to negotiate in good faith a reasonable allocation of the costs (if any) associated with such changes. If the Parties cannot agree on how to allocate the costs of any other changes, this matter shall be referred to the Expert or Expert Panel pursuant to Section 22, and the Expert or Expert Panel shall finally determine the allocation of costs. For clarity, Nordmark is under no obligation to implement any changes unless there is agreement between the Parties regarding the costs.

10.1.3  Nordmark Initiated Changes: If facility, equipment or system changes are required of Nordmark as a result of Nordmark’s business decision and such changes apply to the Manufacture and supply of the Contracted Products, then Nordmark shall provide Janssen with appropriate advance written notice of the intended change in order to facilitate the required notification and/or approval of any Regulatory Authority. Unless otherwise mutually agreed to in writing, [****] of the costs of any Nordmark initiated changes.

10.2     Equipment Expenses. If Nordmark is required to obtain specialized equipment in order to Manufacture Contracted Product for Janssen, the allocation of cost and ownership of such equipment shall be mutually agreed upon by the Parties in writing. Unless otherwise mutually agreed to in writing, [****] of the costs of any Janssen initiated requirements to obtain specialized equipment. If the Parties cannot agree on an allocation of the cost of any specialized equipment, this matter shall be referred to the Expert or Expert Panel pursuant to Section 22, and the Expert or Expert Panel shall finally determine the allocation of costs. For clarity, Nordmark is under no obligation to obtain or implement any specialized equipment unless there is agreement between the Parties regarding the costs.

11.        PRODUCT COMPLAINTS, ADVERSE EVENTS AND RECALLS

11.1     Customer Complaints and Adverse Events. Janssen, as required by cGMP, shall maintain all customer complaint and adverse event files. Any such complaints received by Nordmark shall be forwarded to Janssen. Janssen shall be responsible for the review of the complaint or adverse event to determine the need for an investigation or the need to report to the FDA or any other applicable Regulatory Authority as required by cGMP. Janssen shall send to Nordmark all Contracted Product complaints received by Janssen which require investigation (and shall provide to Nordmark all Contracted Product which is the subject of such complaints). Nordmark shall conduct an evaluation for each Contracted Product complaint and further investigate those complaints pursuant to Nordmark SOPs. Nordmark shall report findings and follow-up of each investigation to Janssen within [****]. Janssen shall make these complaint files available to Nordmark in the event they are required during an FDA inspection.

11.2     Recalls. In the event Janssen shall be required to recall any Contracted Product because such Contracted Product may violate Laws or the Product Specifications, or in the event that Janssen elects to institute a voluntary recall (each, a “Recall”), Janssen shall be responsible for coordinating such Recall. Janssen promptly shall notify Nordmark if any

Contracted Product is the subject of a Recall and provide Nordmark with a copy of all documents relating to such Recall. Nordmark shall cooperate with Janssen in connection with any Recall.

11.2.1  To the extent that a Recall of any Contracted Product is not directly attributable to a Latent Defect, which was caused by the negligence or willful misconduct of Nordmark, Janssen shall, subject the liability limitations set forth in Section 13.4, be responsible for the expenses (i) of notification of any regulatory bodies or authorities, (ii) for collection (including transportation) of any Contracted Product which is subject of a Recall, (iii) for temporary storage of any Contracted Product which is subject of a Recall, (iv) for removal or disposal of any Contracted Product which is subject of the Recall, (v) for the recalled Contracted Product according to the applicable Supply Prices except for the Licensed Know-How Fee, (vi) for the cost of surplus Raw Materials left over from the Manufacture the recalled Contracted Product that cannot be repurposed by Nordmark or Nordmark elects not to repurpose, and (vii) to reimburse Nordmark for any costs reasonably expended by Nordmark to assist Janssen to effect such Recall.

11.2.2  To the extent that a Recall of any Contracted Product is directly attributable to a Latent Defect, which was caused by the negligence or willful misconduct of Nordmark, Nordmark shall, subject the liability limitations set forth in Sections 13.4, 13.7 and the Nordmark Liability Caps, be responsible (i) for the Costs (a) of notification of any regulatory bodies or authorities, (b) for collection (including transportation) of any Contracted Product which is subject of a Recall, (c) for temporary storage of any Contracted Product which is subject of a Recall, (d) for removal or disposal of any Contracted Product which is subject of the Recall, and (e) of surplus Raw Materials left over from the Manufacture of the recalled Contracted Product that cannot be repurposed by Janssen or Janssen elects not to repurpose, and (ii) to replace all Contracted Products subject to such Recall free of charge according to the provisions set forth in Section 7.5 (Short Delivery).

12.       REPRESENTATIONS AND WARRANTIES; DISCLAIMER

12.1     Mutual Representations. Each Party hereby represents and warrants to the other Party that (i) the person executing this Agreement is authorized to execute this Agreement; (ii) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (iii) has the right and authority to enter into this Agreement, and its performance of its obligations under this Agreement does not and shall not conflict with or constitute a default under its certificate of incorporation or formation, bylaws or other constitutive document or any of its obligations to any Third Parties. The representations and warranties contained herein are deemed to be material obligations and shall survive any payment by Janssen and any termination or expiration of this Agreement.

12.2     Nordmark Warranties and Covenants.

12.2.1  Nordmark represents and warrants that as of Effective Date:

(a)        it has obtained and maintained and has complied with any permits, licenses (including but not limited the DMF(s) for Compound in the Territory) and certifications that Nordmark and Nordmark’s personnel are required to perform its obligations in accordance with the terms of this Agreement.

(b)        it has the necessary facilities, equipment, and personnel with the requisite expertise, experience and skill to Manufacture the Contracted Product in accordance with all regulations and guidelines set forth by the FDA, Health Canada, European Medicines Agency, cGMP, and all applicable German Laws.

(c)        it has complied with German Law regarding employment of people under the age of eighteen (18) years. Nordmark has read and understands the Janssen’s Policy on the Employment of Young People attached hereto as Exhibit I.

(d)        to its actual knowledge and subject to the [****], the Manufacture of Contracted Products in the Facility [****]. For clarity, no further warranty and representation is given by [****] and [****] does not assume any further liability or responsibility regarding [****].

Nordmark hereby represents and warrants in the form of a guaranty (“Garantie”) under Section 276 German Civil Code (Bürgerliches Gesetzbuch) to Janssen that the statements set forth in this Section 12.2.1 are true and correct as of the Effective Date.

12.2.2  Nordmark covenants that:

(a)        at the time of Nordmark’s release, Contracted Product shall be free from Defects and be of merchantable quality and shall not be adulterated or misbranded within the meaning of the FD&C Act when delivered by Nordmark to the common carrier designated by Janssen.

(b)        it will obtain and will maintain and comply with any permits, licenses (including but not limited the DMF(s) for Compound in the Territory) and certifications that Nordmark and Nordmark’s personnel are required to perform its obligations in accordance with the terms of this Agreement.

(c)        it shall have the necessary facilities, equipment, and personnel with the requisite expertise, experience and skill to Manufacture the Contracted Product in accordance with all regulations and guidelines set forth by the FDA, Health Canada, European Medicines Agency, cGMP, and all applicable German Laws.

(d)        it shall comply with German Law regarding employment of people under the age of eighteen (18) years. Nordmark has read and understands the Janssen’s Policy on the Employment of Young People attached hereto as Exhibit I.

The covenants given by Nordmark in this Section 12.2.2 are not a guaranty (“Garantie”) under Section 276 German Civil Code, an independent warranty promise (“selbständiges Garantieversprechen”) under Section 311 German Civil Code, or a condition warranty (“Beschaffenheitsgarantie”) under Section 443 German Civil Code, but a description or obligation to negligence (“verschuldensabhängige Eigenschaftsbeschreibung oder Verpflichtung”) or willful misconduct of Nordmark.

For the avoidance of doubt the Parties expressly agree that in case of a Defect or in case of a Recall the rights and remedies of Janssen under Sections 8.4. (in case of a Defect) and under Section 11.2.2 (in case of a Recall) are the sole and only rights and remedies of Janssen, even if there is a breach of a Nordmark representation and warranty (in particular – but not limited to – a breach of Section 12.2.2 (a), and/or 12.2.2 (c)) unless in the case of gross negligence or willful misconduct by Nordmark; provided, however, this is without prejudice to an indemnification obligation of Nordmark pursuant to Section 13.2.

12.3     Janssen Warranties and Covenants.

12.3.1  Janssen represents and warrants as of the Effective Date that:

(a)        it has obtained and maintained and has complied with any permits, licenses (including but not limited the Marketing Authorizations for all Contracted Products in the Territory) and certifications that Janssen and Janssen’s personnel are required to perform its obligations in accordance with the terms of this Agreement.

(b)        to its actual knowledge and subject to the Allergan-Janssen License Agreement, the Manufacturing, import, marketing, distributing, selling and/or offering for sale of Contracted Products in the Territory does not infringe Intellectual Property Rights of Third Parties. For clarity, no further warranty and representation is given by Janssen regarding Intellectual Property Rights of Third Parties and Janssen does not assume any further liability or responsibility regarding Third Party Intellectual Property Rights.

Janssen hereby represents and warrants in the form of a guaranty (“Garantie”) under Section 276 German Civil Code (Bürgerliches Gesetzbuch) to Nordmark that the statements set forth in this Section 12.3.1 are true and correct as of the Effective Date.

12.3.2  Janssen covenants that:

(a)        during the Term, it shall not Manufacture itself or have Manufactured by Third Parties any Contracted Product or any other Products.

(b)        it will obtain and will maintain and comply with any permits, licenses (including but not limited the Marketing Authorizations for all Contracted Products in the Territory) and certifications that Janssen and Janssen’s personnel are required to perform its obligations in accordance with the terms of this Agreement.

(c)        upon Nordmark’s request, it shall send to Nordmark a written report of its quarterly sales of each Contracted Product in value (US$), in quantity (Units), its stock position (in Units) thereof and about the market development of the Contracted Products compared to the main competitors, within sixty (60) days of such request.

(d)        it shall inform Nordmark in case Allergan-Janssen License Agreement is terminated.

The covenants given by Janssen in this Section 12.3.2 are not a guaranty (“Garantie”) under Section 276 German Civil Code, an independent warranty promise (“selbständiges Garantieversprechen”) under Section 311 German Civil Code, or a condition warranty (“Beschaffenheitsgarantie”) under Section 443 German Civil Code, but a description or obligation subject to negligence (“verschuldensabhängige Eigenschaftsbeschreibung oder Verpflichtung”) or willful misconduct of Janssen.

13.       INDEMNIFICATION; LIMITATION OF LIABILITY

13.1     Janssen Indemnification. Subject to Section 13.4, Janssen shall defend, indemnify and hold harmless Nordmark and its Affiliates, and their respective employees, officers, directors and agents, and the successors and permitted assigns thereof, against any and all Third Party liability, claims, demands, damages, losses and expenses in connection with or arising out of (i) Janssen’s culpable breach of any representation or obligation under this Agreement, (ii) the negligence or willful misconduct of Janssen in connection with this Agreement, or (iii) if selling and/or offering for sale the Contracted Products in the Territory infringes the Intellectual Property Rights of Third Parties; except, in each case of subclauses (i), (ii) and (iii) above, to the extent such Third Party liability, claims, demands, damages, losses and expenses arise in connection with or out of (x) Nordmark’s culpable breach of any representation or obligation under this Agreement or (y) the negligence or willful misconduct of Nordmark in connection with this Agreement.

13.2     Nordmark Indemnification. Subject to Sections 13.4 and 13.7, Nordmark shall defend, indemnify and hold harmless Janssen and its Affiliates, and their respective employees, officers, directors and agents, and the successors and permitted assigns thereof, against any and all Third Party liability, claims, demands, damages, losses and expenses, in connection with or arising out of (i) Nordmark’s culpable breach of any representation or obligation under this Agreement, (ii) the negligence or willful misconduct of Nordmark or its Affiliates in connection with this Agreement; except, in each case of subclauses (i) and (ii) above, to the extent such Third Party liability, claims, demands, damages, losses and expenses arise in connection with or out of (x) Janssen’s culpable breach of any representation or obligation under this Agreement or (y) the negligence or willful misconduct of Janssen in connection with this Agreement.

13.3     Indemnitee Obligations. An indemnified Party shall give the indemnifying Party prompt written notice of any matter upon which the indemnified Party intends to base a claim for indemnification under this Section 13; provided, however, that no delay on the part of the indemnified Party in notifying the indemnifying Party shall relieve the indemnifying part of any liability or obligations hereunder except to the extent the indemnifying Party has been materially prejudiced by such delay. The obligation of the indemnifying Party hereunder shall apply only if the indemnified Party permits the indemnifying Party and its attorneys and personnel to handle and control the defense of such claims or suits, including pretrial, trial or settlement, and the indemnified Party fully cooperates and assists in such defense. The indemnified Party shall have the right to assume control of the defense, settlement, negotiations or litigation relating to such claim at its own expense. The indemnifying Party agrees that it shall not settle or compromise any such claim or suit without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.

13.4     Limitation of Liability and Indemnification Obligation.

13.4.1  NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE OR RESPONSIBLE FOR EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR LOSS OF OPPORTUNITY), OR LOST PROFITS EVEN IF DESIGNATED DIRECT DAMAGES, WHETHER IN CONTRACT, LAW, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13 (INDEMNIFICATION; LIMITATION OF LIABILITY).

13.4.2  IN ADDITION TO SECTION 13.4.1, NORDMARK'S LIABILITY VIS-À-VIS JANSSEN UNDER THIS AGREEMENT OR UNDER GOVERNING LAW FOR WHATEVER REASON, INCLUDING – BUT NOT LIMITED TO – UNDER INDEMNIFICATION OBLIGATIONS OF NORDMARK UNDER SECTION 13 (INDEMNIFICATION; LIMITATION OF LIABILITY), IS LIMITED AS FOLLOWS:

13.4.2.1     IN THE CASE OF LIABILITY VIS-À-VIS JANSSEN (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) IN RESPECT OF AND/OR IN CONNECTION WITH AN INSURED INCIDENT, IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF NORDMARK AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) [****] (UNLESS IN CASE OF GROSS NEGLIGENCE; IN WHICH CASE SECTION 13.4.2.2 SHALL APPLY).

13.4.2.2     IN THE CASE OF LIABILITY VIS-À-VIS JANSSEN (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) IN

RESPECT OF AND/OR IN CONNECTION WITH AN INSURED INCIDENT ARISING DUE TO NORDMARK’S GROSS NEGLIGENCE, IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF NORDMARK AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) [****].

13.4.2.3     IN THE CASE OF LIABILITY VIS-À-VIS JANSSEN (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN), OTHER THAN LIABILITY IN RESPECT OF AND/OR IN CONNECTION WITH AN INSURED INCIDENT (IN WHICH CASE SECTION 13.4.2.1 SHALL APPLY), IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF NORDMARK AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) [****] THE DATE ON WHICH SUCH DAMAGES ARE INCURRED BY JANSSEN OR ITS AFFILIATES (UNLESS IN CASE OF GROSS NEGLIGENCE, IN WHICH CASE SECTION 13.4.2.4 SHALL APPLY).

13.4.2.4     IN THE CASE OF LIABILITY VIS-À-VIS JANSSEN (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN), OTHER THAN LIABILITY IN RESPECT OF AND/OR IN CONNECTION WITH AN INSURED INCIDENT (IN WHICH CASE SECTION 13.4.2.2 SHALL APPLY), ARISING DUE TO NORDMARK’S GROSS NEGLIGENCE, IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF NORDMARK AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS JANSSEN) [****] THE DATE ON WHICH SUCH DAMAGES ARE INCURRED BY JANSSEN OR ITS AFFILIATES.

13.4.3  IN ADDITION TO SECTION 13.4.1, JANSSEN'S LIABILITY VIS-À-VIS NORDMARK UNDER THIS AGREEMENT OR UNDER GOVERNING LAW FOR WHATEVER REASON, INCLUDING – BUT NOT LIMITED TO - INDEMNIFICATION OBLIGATIONS OF JANSSEN UNDER SECTION 13 (INDEMNIFICATION; LIMITATION OF LIABILITY), IS LIMITED AS FOLLOWS:

13.4.3.1     IN THE CASE OF LIABILITY VIS-À-VIS NORDMARK (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS NORDMARK), IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF JANSSEN AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS NORDMARK) [****] THE DATE ON WHICH SUCH DAMAGES ARE INCURRED BY NORDMARK OR ITS AFFILIATES (UNLESS IN CASE OF GROSS NEGLIGENCE, IN WHICH CASE SECTION 13.4.3.2 SHALL APPLY).

13.4.3.2     IN THE CASE OF LIABILITY VIS-À-VIS NORDMARK (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS NORDMARK) ARISING DUE TO JANSSEN’S GROSS NEGLIGENCE, IN NO EVENT SHALL THE AGGREGATE, CUMULATIVE LIABILITY OF JANSSEN AND ITS AFFILIATES (INCLUDING AN INDEMNIFICATION OBLIGATION VIS-À-VIS NORDMARK) [****] THE DATE ON WHICH SUCH DAMAGES ARE INCURRED BY NORDMARK OR ITS AFFILIATES.

13.4.4  THIS SECTION 13.4 SHALL NOT LIMIT A PARTY’S LIABILITIES ARISING FROM A PARTY’S FRAUD, FRAUDLENT MISREPRESENTATION, WILLFUL MISCONDUCT OR BREACH OF SECTION 15 (CONFIDENTIALITY).

13.5     Waiver of Subrogation. Insofar as any liability on the part of an indemnifying Party is excluded or limited by virtue of any provision of this Agreement, such exclusion or limitation is intended to be effective not only as against the indemnified Party but also as against the indemnified Party’s insurers such that the indemnified Party’s insurers shall have no claim against the indemnifying Party by way of subrogation where the indemnified Party does not itself have such a claim. The indemnified Party shall use commercially reasonable efforts to cause such insurers to waive their rights of subrogation against the indemnifying Party where the indemnified Party does not itself have such claim.

13.6     Waiver of Recovery. All Nordmark Raw Materials and Nordmark owned equipment used by Nordmark in the Manufacture of any Contracted Product (collectively, the “Nordmark Property”) shall at all times remain the property of Nordmark and Nordmark assumes risk of loss for such Nordmark Property until delivery of such Contracted Product to a common carrier as specified under Section 7.1. Nordmark hereby waives any and all rights of recovery against Janssen and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Nordmark Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement).

13.7     Limitation of Nordmark Liability in Relation to (I) Importation, Marketing, Promotion and Sale of the Contracted Products, and Filing and Maintenance of the Marketing Authorizations, and (II) Subcontractors and Suppliers.

13.7.1  Nordmark does not assume any liability or responsibility whatsoever in relation to import into the Territory and the marketing, promotion and selling of the Contracted Products in the Territory and the filing and maintenance of the Marketing Authorizations in the Territory. All these aforementioned activities are the sole liability and responsibility of Janssen, including without limitation, the safety and efficacy of the Contracted Products and that the aforementioned activities do not infringe Intellectual Property Rights of Third Parties; provided, however, that the foregoing shall not limit Nordmark’s liability in respect of breaches of its obligations set forth in this Agreement.

13.7.2  Nordmark is not liable or responsible in the event any subcontractor or supplier (including without limitation the suppliers and/or subcontractors set forth in the Quality Agreement) (i) discontinues sale, supply or delivery of any products (in particular – but not limited to – raw materials), (ii) fails to perform, and/or (iii) ceases business operations; provided, however, that the foregoing shall not limit Nordmark’s liability for liabilities arising from (x) fraud, fraudulent misrepresentation or willful misconduct by Nordmark, (y) Nordmark’s failure to diligently select (unless such selection and/or determination was made by Janssen in writing) and/or audit (to the extent such auditing is assigned to Nordmark under the Quality Agreement) such subcontractor or supplier, or (z) Nordmark’s failure to use commercially reasonably efforts to prevent or mitigate such liabilities through the identification and designation of back-up subcontractors and/or suppliers.

14.       INSURANCE

14.1     Insurance. Each Party shall, at its own expense, maintain in full force and effect reasonable, valid and collectible insurance policies with a reputable insurer, providing sufficient coverage for its liability under the performance of its obligations and associated activities under this Agreement. Written certificates with regard to said insurance policies shall be delivered to any Party upon the other Party’s reasonable request.

14.2     No Limitation. In no event shall the liability of either Party be limited to that which is recoverable by insurance.

15.       CONFIDENTIALITY

15.1     As used herein, “Nordmark Confidential Information” shall include all information given to Janssen by Nordmark, or otherwise acquired by Nordmark, in connection with this Agreement or the Prior Agreement, and all information derived or generated therefrom, including information relating to (i) any of the products or services of Nordmark or its Affiliates (ii) costs, productivity or technological advances, (iii) Licensed Know-How and (iv) this Agreement and any other information disclosed by Nordmark in connection therewith. Nordmark Confidential Information also includes any information given to Janssen by Nordmark with respect to any potential products or services that Nordmark may provide, regardless of whether Nordmark actually provides any such products or services, including any discussions between the Parties with respect thereto and all information derived or generated therefrom.

15.2     As used herein, “Janssen Confidential Information” shall include all information given to Nordmark by Janssen, or otherwise acquired by Janssen, in connection with this Agreement or the Prior Agreement, and all information derived or generated therefrom, including information relating to (i) any of the products of Janssen or its Affiliates (including the Contracted Products), (ii) costs, productivity or technological advances, and (iii) this Agreement, any services and any other information in connection therewith.

15.3     Confidential Information does not include the following information: (i) information that is or was independently developed by the receiving Party without use of or reference to any of the disclosing Party’s Confidential Information, (ii) information that is or was received from a Third Party that did not have any confidentiality or other similar obligation or restriction on use with respect to such information; (iii) information that was already in the receiving Party’s possession at the time of disclosure, or (iv) information that becomes or was a part of the public domain through no breach of this Agreement by the receiving Party.

15.4     Nordmark, on the one hand, and Janssen, on the other hand, shall not, except as otherwise provided below (i) use or reproduce the Confidential Information of the other Party for any purpose other than as needed fulfill its obligations hereunder, or (ii) disclose the Confidential Information of the disclosing Party to any Third Party, without the prior written approval of the disclosing Party, such approval not to be unreasonably withheld if the disclosing Party intends to disclose Confidential Information of the other Party to its or their existing or potential distributors, investors, licensees, collaborators or acquirors of the business to which this Agreement relates, who have a specific need to know such Confidential Information and who are bound by obligations of confidentiality and restriction on use no less restrictive than those set forth in this Section 15. However, Janssen shall by no means disclose any of the Licensed Know-How to any Third Party.

15.5     Notwithstanding Section 15.4, a Party may disclose Confidential Information of the other Party: (i) to the extent necessary to comply with applicable Law, including the rules or regulations of the U.S. Securities and Exchange Commission or similar Governmental Authority in any country other than the USA or of any stock exchange or listing entity, provided that such first Party provides prior written notice of such disclosure to the other Party if permitted and takes all reasonable actions to avoid or minimize the degree of such disclosure, (ii) as permitted by this Agreement, (iii) as necessary to defend or prosecute any indemnification claim or any litigation or dispute and (iv) to its Affiliates, and to its and their directors, officers, employees, consultants, agents, auditors, and attorneys, or, solely in respect of the disclosure of the terms of this Agreement, to any Third Party, and to its and their directors, officers, employees, consultants, agents, auditors, and attorneys, to which the assignment of this Agreement would not require the prior written consent of Nordmark pursuant to the terms of Section 23.1, in each case who, in such disclosing Party’s sole determination, have a specific need to know such Confidential Information and who are bound by obligations of confidentiality and restriction on use no less restrictive than those set forth in this Section 15. For clarity, Janssen may only disclose Confidential Information to any Regulatory Authority subject to the conditions and the process and mechanism in accordance with Section 2.3.

15.6     The receiving Party shall (i) use at least the same degree of care that the receiving Party uses to protect its own proprietary information of a similar nature and value, but no less than reasonable care, to protect and maintain the Confidential Information of the disclosing Party, (ii) restrict disclosure of the disclosing Party’s Confidential Information to its employees, consultants, agents and representatives who have a need to know such information and shall advise such persons of the confidentiality of such information and be responsible for any actions of such parties that would be in breach of this Agreement if done by the receiving Party, and (iii) return or destroy, as requested by disclosing Party, all disclosing Party Confidential Information upon disclosing Party’s request, except only as required to perform obligations under or exercise rights granted in this Agreement. For the avoidance of doubt, Nordmark shall be under no obligation to disclose any know-how in respect of the Contracted Products under this Section 15.

15.7     Each Party stipulates and agrees that a breach of any of the provisions of this Section 15 by such Party could have a material and adverse effect upon the other Party and that damages arising from such breach may be difficult or impossible to ascertain. Accordingly, in the event of any breach or threatened breach of any provision of this Section 15 by either Party, the other Party shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, to enjoin the other Party from such breach or to seek specific performance of this Agreement, without posting a bond. Nothing contained herein shall preclude either Party from pursuing any other remedy for any breach or threatened breach of this Agreement, and all of such remedies shall be cumulative.

15.8     Neither Party shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, any of the other Party’s customers, suppliers or otherwise, relating to this Agreement without the prior written approval of the other Party. Without limiting the foregoing, neither Party shall use any names, trademarks or logos of the other Party (except as permitted by Section 2.2) without the prior written consent of such Party.

16.       TERM AND TERMINATION

16.1     Initial Term. This Agreement shall begin on the Effective Date and continue through December 31, 2022 (“Initial Term”), unless earlier terminated in accordance with Sections 16.2, 16.3, 16.4 or 16.5 of this Agreement. This Agreement shall be renewed automatically for additional [****] periods commencing at the expiration of the Initial Term (each a “Renewal Term”, together with the Initial Term, the “Term”) unless either Janssen or Nordmark terminates this Agreement by giving the other Party written notice of its intent to terminate (i) at least [****] (in the case of a termination by Janssen) or at least [****] (in the case of a termination by Nordmark) prior to the expiration of the Initial Term and (ii) [****] prior to the expiration of any Renewal Term.

16.2     Termination for Breach.

16.2.1  In the event of any material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement in its entirety provided that the non-breaching Party provides notice of such breach to the breaching Party specifying the nature of the alleged breach and such breach has not been cured within [****] after such notice thereof.

16.2.2  Without prejudice to any other rights of termination for material breach contained in this Agreement, the Parties agree as follows:

16.2.2.1     It shall be considered a material breach of Nordmark within the meaning of Section 16.2.1 if Nordmark does not comply with one or several of the following obligations under this Agreement, in particular, without limitation:

•     Section 7.5 (Short Delivery) (subject to the remedies set forth therein);

•     Section 7.6 (Late Delivery) (subject to the remedies set forth therein);

•     Section 8.3 (Latent Defect) (subject to the remedies set forth therein and in Section 8.2 and provided that more than two (2) Latent Defects occur within a certain twelve (12)-month-period);

•     Section 8.4 (Remedies for Non-Conforming Contracted Product) (subject to the remedies set forth therein);

•     Section 8.5 (Product Assay Release Limits) (subject to the remedies set forth therein);

•     Section 12.2.1(d);

•     Breach of Section 15 (Confidentiality) in any material respect; and

•     Section 22.1 (Assignment; Subcontractors).

16.2.2.2     It shall be considered a material breach of Janssen within the meaning of Section 16.2.1 if Janssen does not comply with one or several of the following obligations under this Agreement, in particular, without limitation:

•     Section 2.1 (Know-How License);

•     Section 2.3 (Process and Mechanism);

•     Section 3.2 (Exclusivity of Supply);

•     Section 12.3.1(b);

•     Breach of Section 15 (Confidentiality) in any material respect; and

•     Section 22.1 (Assignment; Subcontracting).

16.2.3  Notwithstanding any termination of this Agreement as a result of a breach, the terminating Party shall be entitled, in accordance with applicable Governing Law and this Agreement, to exercise any other remedies available to it at Governing Law or in equity.

16.3     Janssen Termination. Notwithstanding anything else herein, Janssen may terminate this Agreement at any time and for any reason, upon [****] written notice to Nordmark. Upon receipt of such written notice, Nordmark shall immediately cease any Manufacture of the Contracted Product and not incur further expenses under any outstanding Purchase Order(s).

16.4     Termination due to Termination or Expiration of the Allergan-Janssen License Agreement or the CSA.

16.4.1  Nordmark shall provide Janssen written notice within [****] of Nordmark’s receipt of any notice of material breach of, or potential termination or expiration of, the Allergan-Nordmark License or the CSA. Janssen shall provide Nordmark written notice within [****] of Janssen’s receipt of any notice of material breach of, or potential termination or expiration of, the Allergan-Janssen License Agreement.

16.4.2  Notwithstanding anything else herein, either Party may terminate this Agreement immediately by giving the other Party written notice thereof in the event of termination or expiration of the Allergan-Janssen License Agreement, the Allergan-Nordmark License or the CSA.

16.5     Termination due to Insolvency. This Agreement may be terminated immediately by either Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, acknowledges in writing its inability to meet its obligations as they become due in the general course, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (i) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver or trustee for or over such Party’s property, or (iii) similar relief in respect of such Party under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue dismissed, or an order with respect to any of the foregoing that is entered and continues unstated, for a period of more than sixty (60) calendar days.

All rights and licenses granted under or pursuant to any section of this Agreement are for purposes of Section 365(n) of Title 11, United States Code or any analogous provisions in any other country or jurisdiction (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

16.6     Effects of Termination.

16.6.1  Non-cancelable Costs and Expenses. In the event of the termination or cancellation of this Agreement, except by Janssen as a result of a breach by Nordmark under Section 16.2, Janssen shall (i) [****], and (ii) [****]. In addition, Janssen shall pay the [****]. Upon Janssen’s request, Nordmark shall ship such Raw Materials and such Intermediate Products, Bulk Products or Contracted Products to Janssen pursuant to Section 7.1. Nordmark shall invoice Janssen and the Parties shall satisfy such invoices in accordance with Sections 6.5 and 6.6. Each Party may refer any dispute to the Expert or Expert Panel pursuant to Section 22.1 following the date that is thirty (30) days following the non-disputing Party’s receipt of written notice of such dispute.

16.6.2  Sale of Remaining Inventory. After expiration or termination of this Agreement Janssen shall be entitled to sell remaining stocks of any Contracted Product during a period of six (6) months under the conditions of this Agreement. Notwithstanding the foregoing, Janssen shall have no right to sell remaining stocks of any Contracted products under this Section 16.6.2 if (a) the Agreement is terminated by Nordmark as a result of a material breach by Janssen under Section 16.2, solely in respect of Janssen’s obligations hereunder with respect to the maintenance of the Marketing Authorizations; (b) Nordmark chooses to purchase such remaining stock at cost; or (c) Nordmark would reasonably be expected to incur liability vis-à-vis Third Parties as a result of Janssen’s exercise of its rights under this Section 16.6.2; provided, however, that in the event such liability is or is reasonably expected to be non-material in nature, (x) Janssen shall be entitled to sell remaining stocks of any Contracted products under this Section 16.6.2 and (y) Janssen shall, subject to the limitations set forth in Section 13.4, indemnify and hold harmless Nordmark from and against any such non-material liability.

16.6.3  Remedies. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

16.6.4  Technology Transfer Option.

16.6.4.1     If Nordmark decides to fully and finally discontinue its business to which this Agreement relates, and if this business is not assigned or transferred to a Partial or Legal Successor of Nordmark, Janssen shall have the option of electing, by written notice to Nordmark, to purchase from Nordmark – as far as in Nordmark’s possession and control and subject to any rights of or agreements with Third Parties – such materials, technology and information related to the Manufacture of the Contracted Products and/or such rights in relation to such materials, technology and information (collectively, the “Technology Transfer Assets”) in an amount equal to the fair market value of such

Technology Transfer Assets, as mutually agreed by the Parties, each acting in good faith (the “Technology Transfer”). For clarity, Nordmark shall promptly notify Janssen in writing in the event Nordmark decides to fully and finally discontinue its business to which this Agreement relates and such business will not be assigned or transferred to a Partial or Legal Successor of Nordmark.

16.6.4.2     Following delivery of such notice pursuant to Section 16.6.4.1, the Parties shall each negotiate in good faith in furtherance of reaching agreement with respect to the fair market value of the Technology Transfer Assets sought to be purchased by Janssen, and related terms and conditions of such purchase, for a period of sixty (60) Business Days from the date of such exercise notice. If within such sixty (60)‑Business Day period (or such longer period as may be mutually agreed by the Parties) the Parties are unable to reach an agreement on the fair market value, each Party may refer the matter to the Expert or Expert Panel pursuant to Section 22.1 for evaluation and determination of the fair market value of the Technology Transfer Assets. The determination by the Expert or Expert Panel shall be binding upon the Parties. If neither Party refers the matter to the Expert or Expert Panel, then Nordmark shall be under no obligation to sell to Janssen the Technology Transfer Assets.

16.6.4.3     As soon as the Parties have agreed on, or the Expert or Expert Panel has determined, the fair market value and the Parties have agreed on the related terms and conditions of the purchase of the Technology Transfer Assets, and upon full payment of the then agreed or determined amount by Janssen, Nordmark shall transfer to Janssen or its Affiliate(s) or to a Third Party designated by Janssen or its Affiliate(s) the Technology Transfer Assets. Nordmark shall complete the Technology Transfer as promptly as practicable and shall make scientific and technical staff available as necessary and reasonably useful to assist in Janssen or its Affiliates’, or Janssen or its Affiliates’ Third Party designee’s, efforts. Nordmark shall take such further action and generate such data and documentation as are reasonably necessary to accomplish the foregoing. Each Party shall be solely responsible for all of its costs and expenses incurred in fulfilling its obligations under this Section 16.6.4.

16.6.5  [****]

16.7     No Partial Termination. The Parties expressly agree that in case of a right to terminate, the terminating Party may only terminate this Agreement wholly (i.e. related to all Contracted Products), and not partially (i.e. related to only certain of the Contracted Products).

17.       REGULATORY

17.1     Regulatory Approvals. Janssen is responsible to obtain and maintain Regulatory Approval of Marketing Authorizations for each Contracted Product Manufactured by Nordmark hereunder. Janssen shall advise Nordmark of document requirements in support of Regulatory Authority applications including amendments, applications for further Marketing Authorizations, supplements and maintenance of such. Nordmark shall provide documents and assist Janssen in preparation of submissions to Regulatory Authorities based on work orders agreed upon between the Parties as set forth in the MSA. Prior to submission to the Regulatory Authority, Janssen shall provide Nordmark with a copy of the CMC section for review and comment. A final copy of the CMC section shall be provided by Janssen to Nordmark upon submission to the Regulatory Authority.

17.2     Regulatory Authority Inspections. Nordmark shall permit access to Regulatory Authorities to Nordmark’s premises. Nordmark shall inform Janssen of any announced regulatory inspection that solely involves any Contracted Product within forty-eight (48) hours of the notification to Nordmark of such inspection related to any Contracted Product. Nordmark shall immediately inform Janssen of any unannounced regulatory inspection that solely involves any Contracted Product. Upon Janssen’s request, such notice shall include without limitation the name of the agency, the number and names of inspectors and the scope of audit, related to any Contracted Product. Nordmark shall permit Janssen representatives to be present at the Facility for inspection that directly involves any Contracted Product. Janssen shall participate directly in the inspection at the sole discretion of Nordmark. Nordmark shall inform Janssen of the result of any regulatory inspection which directly affects the Manufacturing of a Contracted Product, including any notice of violation or other similar notice received by Nordmark affecting Manufacturing, the Facility, testing, storage or handling of a Contracted Product. In the event that there are Inspectional Observations (i.e. FDA Form 483) or other similar regulatory communication, specifically related to the Contracted Product, Janssen shall be informed immediately and shall have the opportunity to review and provide Nordmark with comments to Nordmark’s draft responses and corrective actions. Janssen shall provide its comments to the draft responses and corrective actions within twenty-four (24) hours or other timeframe as agreed upon by the Parties to meet regulatory commitments. Nordmark shall retain the final authority for the content of the responses to the Regulatory Authority. Nordmark shall forward to Janssen any observations and responses from a routine regulatory inspection by the FDA, Health Canada or the German competent authorities relating to the Facility where the Contracted Products are Manufactured and stored. Nordmark shall also supply Janssen a complete copy of any Form 483, letter or communication issued by the FDA, Health Canada or the German competent authorities which is directly related to the Manufacturing of the Contracted Products. Nordmark reserves the right to appropriately redact any of the foregoing documentation provided to preserve any Third Party Confidential Information.

18.       FORCE MAJEURE; DISASTER RECOVERY

18.1     Force Majeure. If any Party is affected by any fire, explosion, flood, or other acts of God; war, terrorist acts or civil commotion; national strike, lock-out; or failure of public utilities or common carriers (a “Force Majeure Event”), such affected Party shall not be liable in connection with this Agreement to the extent affected by such Force Majeure Event; provided that such Party gives immediate written notice to the other Party (the “Non-Force Majeure Party”) of the Force Majeure Event and that such affected Party exercises all reasonable efforts to eliminate the effects of the Force Majeure Event on this Agreement as soon as and to the extent practicable. If any Force Majeure Event continues for a period longer than three (3) months, the Non‑Force Majeure Party may terminate this Agreement upon written notice to the other Party affected by the Force Majeure Event. This Section 18 does not limit or alter the parties’ right to terminate this Agreement as set forth in Section 16 above.

18.2     Disaster Recovery. Nordmark and Janssen shall work together to develop a disaster recovery plan for Manufacturing of the Contracted Products, which may include validation of additional manufacturing equipment. The activities required and allocation of costs associated with such plan shall be mutually agreed.

19.       NOTICES

To be effective, all notices and other communications hereunder shall be in writing and delivered personally or mailed by Federal Express or another internationally recognized courier service (billed to sender), to the Parties at the following addresses (or to such other address as either Party may designate by notice as provided in this Section 19):

If to Nordmark:

Nordmark Arzneimittel GmbH & Co. KG

Attn.: Managing Director

Pinnauallee 4

25436 Uetersen

Germany

[****]

[****]
info@nordmark-pharma.de

If to Janssen:

Janssen Pharmaceuticals, Inc.
1125 Trenton-Harbourton Road
Titusville, New Jersey 08650
USA

20.       FOREIGN CORRUPT PRACTICES ACT

20.1     Foreign Corrupt Practices Act. Neither Party shall perform any actions in connection with this Agreement that are prohibited by local and other anti-corruption Laws (collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political Party official or candidate for political office or to any other Third Party related to the Agreement in a manner that would violate Anti-Corruption Laws.

21.        GOVERNING LAW AND ARBITRATION

21.1     This agreement shall be governed by, and shall be construed in accordance with the Laws of Germany, excluding any conflict of law provisions (the “Governing Law”).

21.2     Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise shall be resolved by arbitration in accordance with Exhibit J attached hereto.

22.        EXPEDITED DISPUTE RESOLUTION

22.1     If reference is made to this Section 22.1, each Party (the “Referring Party”) may initiate against the other Party (the “Concerned Party”) an expedited dispute resolution by an Expert or an Expert Panel (as defined below) solely to resolve a Covered Matter by serving written notice thereof to the Concerned Party (a “Referral Notice”).

22.2     In the Referral Notice, the Referring Party shall (i) nominate an independent and impartial expert (“Expert”) and (ii) state the Covered Matter that it wishes the Expert or, as the case may be, the Expert Panel (as defined below) to determine as follows, including the specific remedy or determination the Referring Party seeks.

22.3     Upon service of a Referral Notice, the Concerned Party shall have the right to meet and interview the Expert. If the Concerned Party disapproves of the Referring Party’s choice of the Expert, it shall within ten (10) Business Days also appoint an independent and impartial expert to serve on an Expert Panel (as defined below). The two (2) so selected experts will be instructed to choose a third independent and impartial expert within ten (10) Business Days of the appointment of the Expert by the Concerned Party (all three experts being the “Expert Panel”), the Expert Panel being constituted and working in accordance with the WIPO Expert Determination Rules effective as the date of the Referral Notice.

22.4     Within thirty (30) calendar days after the giving of a Referral Notice or, if the Concerned Party disagrees with the Referring Party’s choice of Expert, within twenty (20) calendar days after constitution of the Expert Panel pursuant to Section 22.3 each Party shall provide to the other Party and to the Expert or, as the case may be, the Expert Panel (i) a written statement setting forth any facts or other information that is relevant or necessary to the determination of the Covered Matter, as well as the determination that such Party seeks, and (ii) any other supporting documentation or materials that are relevant or necessary to the determination of the Covered Matter ((i) and (ii) collectively, “Supporting Materials”). A Party may amend its Supporting Materials, provided that it submits any amended Supporting Materials to the other Party and to the Expert or, as the case may be, the Expert Panel, within the timeframe set forth in the first sentence of this Section 22.4.

22.5     The Expert or the Expert Panel (which shall decide by majority) shall make its determination on the Covered Matters solely on the basis of the Supporting Materials provided by the Parties pursuant to Section 22.4; an oral hearing shall only take place where absolutely necessary, and as solely determined by the Expert or Expert Panel. The Expert or the Expert Panel shall issue its determination in writing within thirty (30) calendar days of the date of its receipt of the last statement pursuant to Section 22.4 or, if an oral hearing, within thirty (30) calendar days of the oral hearing.

22.6     All matters under this subsection must be conducted, and the Expert or the Expert Panel’s determination shall be written in the English language. The Parties will provide (or procure that others provide) the Expert or the Expert Panel with such reasonable assistance and documents as the Expert or the Expert Panel reasonably requires for the purpose of reaching a determination.

22.7     The Expert or the Expert Panel shall act as an expert and not as an arbitral tribunal. The Expert or the Expert Panel shall determine only Covered Matters. The Expert’s or the Expert Panel’s written determination on the Covered Matters referred to it shall be final and binding on the Parties. Any legal dispute regarding the scope, legal effect or validity of any such determination shall be subject to the arbitration agreement pursuant to Section 21.2, provided that the Parties need not submit to non-binding mediation prior to beginning arbitration proceedings.

22.8     Unless otherwise stated in this Agreement, the Expert’s or Expert Panel’s fees and any costs properly incurred by it in arriving at its determination (including any fees and costs of any advisers appointed by the Expert or the Expert Panel) shall be borne by the Parties in such proportions as the Expert or Expert Panel shall direct.

23.        ASSIGNMENT; SUBCONTRACTING

23.1     Assignment. Neither Party may assign its rights or obligations under this Agreement, or the Agreement itself without prior written consent of the other Party (not to be unreasonably withheld); provided, however, that each Party may, without the other Party’s consent, (i) assign any or all of its rights and obligations under this Agreement to an Affiliate of such Party, (ii) assign all of its rights and obligations under this Agreement to Legal Successor of such Party, or (iii) assign part of its rights and obligations under this Agreement to a Partial Successor of such Party; provided, further, however, that (x) [****] and (y) Nordmark shall not assign its rights or obligations under this Agreement to any party that is not primarily engaged in the pharmaceutical industry without the prior written consent of Janssen. For clarity, the Parties agree that it will be considered reasonable for either Party not to consent, or to withhold, condition or delay the consent to a proposed assignment by the other Party to a party which meets one or more of the aforementioned criteria in subclauses (x) and (y). Should the Party being requested to provide consent neither provide nor refuse consent within twenty (20) Business Days of receipt of a request, the Party requesting consent shall notify the other Party of the fact that no reaction has been received. If the Party receiving such notification does not provide or refuse consent within ten (10) Business Days of receipt of that notification, the assignment shall be deemed to have the appropriate consent. In case of dispute concerning the date of receipt, the receipt date of invoice by certified or registered mail shall be decisive. No assignment of this Agreement, or any rights or obligations hereunder, shall release the assigning Party from any of its obligations or liabilities hereunder.

The request for consent, the consent or the refusal of consent, and the notification according to Section 23.1 shall be sent to the other Party by certified or registered mail and by email to the addresses set forth in Section 19.

Any attempt by a Party to assign this Agreement in conflict with the above provision of assignment shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective Legal Successors or Partial Successors and permitted assigns.

23.2     Subcontractors. Nordmark shall not subcontract any of its obligations hereunder to any non-affiliated subcontractor, without the prior written consent of Janssen, provided, however, that any subcontractor specified in the Quality Agreement shall not require written consent.

24.       RECORDS RETENTION

Nordmark shall maintain and manage for the duration of the Agreement and thereafter for such period as may be required by applicable Law, all paper or electronic records, files, documents, work papers, receipts and all other information in any form provided by Janssen, its Affiliates or their respective employees or agents or generated by Nordmark or its employees or contractors in connection with its obligations hereunder, in accordance with German Law. Furthermore, if certain records must be retained and maintained for the purposes of compliance with any applicable regulatory requirements (including without limitation all applicable requirements of the FDA and any other Regulatory Authorities, the U.S. Health Insurance Portability and Accountability Act (HIPAA) or other applicable equivalent international requirements), Janssen shall communicate such specific record retention requirements to Nordmark and the Parties shall subsequently discuss and agree on any additional record retention arrangements that are required to ensure compliance with said regulatory requirements (it being understood that Nordmark shall not unreasonably withhold its consent with any retention arrangements that are reasonably proposed by Janssen).

25.        ALLIANCES

Notwithstanding anything to the contrary herein, Nordmark understands and acknowledges that Janssen may enter into alliances or distribution arrangements with Third Parties who may engage in joint (with Janssen, its Affiliates or distributors) or unilateral marketing and promoting of the Contracted Products or any combination of products that include the Contracted Products.

26.       ENTIRE AGREEMENT

It is the mutual desire and intent of the Parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. Accordingly, this Agreement (i) supersedes all previous understandings, agreements and representations between the Parties, written or oral, relating to the performance of services as specified in this Agreement, including the Prior Agreement and the Letter of Understanding (but excluding the MSA and the Quality Agreement) and, (ii) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and incorporates all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party makes any covenant or other commitment concerning its future action nor does either Party make any promises, representations, conditions, provisions or terms related thereto.

27.       SEVERABILITY

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by such to both Parties remain substantially unimpaired, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of such terms or provisions in any other jurisdiction.

28.       WAIVER AND MODIFICATION OF AGREEMENT

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties hereto. The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

29.       INTERPRETATION; HEADINGS

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute, regulation or instrument mean such agreement, statute, regulation or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its successors and permitted assigns; (v) references to an “Section” or “Exhibit” refer to a Section of, or any Exhibit to, this Agreement unless otherwise indicated; (f) the word “will”

shall be construed to have the same meaning and effect as the word “shall”; (vi) the word “any” means “any and all” unless otherwise indicated by context; (vii) the use of any gender shall be applicable to all genders; (viii) the words “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as an entirety and not to any particular provision; and (ix) all references to days or months will be deemed references to calendar days or months unless otherwise expressly specified. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Any reference in this Agreement to a matter or action being subject to the “mutual agreement” or “mutual consultation” of the Parties, or words of similar import, shall not be construed as an agreement that the Parties shall agree to such matter or action. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party on the basis that such Party drafted this Agreement or any portion thereof.

30.       RELATIONSHIP OF THE PARTIES

The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

31.       SURVIVAL

The provisions of Sections 1 (Definitions), 9.2 (cGMP Audits), 9.3 (Environmental, Health and Safety Audit), 9.6 (Quality Review), 9.7 (Canadian Biologic Review) (provided, that, in each case of Sections 9.3, 9.6 and 9.7, such provisions shall survive for such period ending on the expiration of shelf life of all Contracted Products existing at the time of expiration or termination of this Agreement), 13 (Indemnification; Limitation of Liability), 14 (Insurance), 15 (Confidentiality), 16.6 (Term and Termination), 17.2 (Regulatory Authority Inspections), 19 (Notices), 21 (Governing Law), 23 (Assignment; Subcontracting), 24 (Records Retention) (such provisions shall survive only for such period set forth therein), 26 (Entire Agreement), 27 (Severability), 29 (Interpretation; Headings) and 31 (Survival) hereof shall survive the expiration or termination of this Agreement by any Party for any reason.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

Nordmark Arzneimittel GmbH & Co. KG
By:	/s/ Dr. J. Tonne
Name:	Dr. Jörn Tonne
Title:	CEO
Date:	03-November-2017

By:	/s/ Dr. J. Lüdemann
Name:	Dr. Jan Lüdemann
Title:	Vice President Sales
Date:	03-November-2017

[Signature Page to Amended and Restated Know-How License and Supply Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

Janssen Pharmaceuticals, Inc.
By:	/s/ F. Pease
Name:	FLAVIA PEASE
Title:	TREASURER
Date:	November 2, 2017

[Signature Page to Amended and Restated Know-How License and Supply Agreement]